                        STOCK PURCHASE AND SALE AGREEMENT

                                 By and Between


                        JOHN ALDEN LIFE INSURANCE COMPANY

                                       and


                        SUNAMERICA LIFE INSURANCE COMPANY


                             Dated November 29, 1996

                                TABLE OF CONTENTS

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ARTICLE 1 - PURCHASE AND SALE OF STOCK; CLOSING.................................................................  2
         1.1.      Closing......................................................................................  2
         1.2.      Purchase and Sale of JANY Stock..............................................................  2
         1.3.      Closing Deliveries...........................................................................  3
         1.4.      Additional Closing Deliveries................................................................  4
         1.5.      Settlement of Intercompany Obligations.......................................................  4
         1.6.      Disputes.....................................................................................  6

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF SELLER............................................................  6
         2.1.      Organization, Standing and Authority of Seller...............................................  6
         2.2.      Authorization................................................................................  7
         2.3.      Actions and Proceedings......................................................................  7
         2.4.      No Conflict or Violation.....................................................................  8
         2.5.      Consents and Approvals.......................................................................  8
         2.6.      Brokerage and Financial Advisers.............................................................  9
         2.7.      Compliance With Laws.........................................................................  9
         2.8.      Insurance Contracts..........................................................................  9
         2.9.      Permits, Licenses and Franchises............................................................. 12
         2.10.     Regulatory Filings........................................................................... 13
         2.11.     Reinsurance.................................................................................. 14
         2.12.     Absence of Certain Changes or Events......................................................... 14
         2.13.     Computer Software and Other Intellectual Property............................................ 17
         2.14.     Contracts.................................................................................... 18
         2.15.     Statutory Financial Statements............................................................... 20
         2.16.     JANY Capital Stock........................................................................... 22
         2.17.     Tax Matters.................................................................................. 22
         2.18.     Real Property................................................................................ 24
         2.19.     Owned Properties............................................................................. 25
         2.20.     Pension and Other Employee Plans............................................................. 26
         2.21.     Labor Matters................................................................................ 29
         2.22.     Banks........................................................................................ 29
         2.23.     Reserves..................................................................................... 30
         2.24.     Books and Records............................................................................ 31
         2.25.     Threats of Cancellation...................................................................... 31
         2.26.     Operations Insurance......................................................................... 31
         2.27.     Intercompany Liabilities..................................................................... 32
         2.28.     Employee Loans............................................................................... 32
         2.29.     Credited Rates............................................................................... 32
         2.30.     Related Agreements........................................................................... 32
         2.31.     Third Party Administration Agreements........................................................ 33
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                                TABLE OF CONTENTS
                                    (cont'd)

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         2.32.     Mortgage Loans............................................................................... 33
         2.33.     No Waiver of Defenses........................................................................ 39
         2.34.     GAAP Financial Statements.................................................................... 39

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................................... 40
         3.1.      Organization and Standing.................................................................... 41
         3.2.      Authorization................................................................................ 41
         3.3.      Actions and Proceedings...................................................................... 41
         3.4.      No Conflict or Violation..................................................................... 42
         3.5.      Consents and Approvals....................................................................... 42
         3.6.      Brokerage and Financial Advisers............................................................. 43
         3.7.      GAAP Financial Statements.................................................................... 43
         3.8.      Statutory Financial Statements............................................................... 44
         3.9.      Rating....................................................................................... 45
         3.10.     Investment Intent and Acknowledgement........................................................ 45

ARTICLE 4 - PRE-CLOSING COVENANTS............................................................................... 46
         4.1.      Conduct of Business.......................................................................... 46
         4.2.      Certain Transactions......................................................................... 50
         4.3.      Investigations............................................................................... 51
         4.4.      HSR Act Filings.............................................................................. 51
         4.5.      Consents and Reasonable Efforts.............................................................. 52
         4.6.      Representations and Warranties............................................................... 52
         4.7.      Financial Statements and Reports............................................................. 53
         4.8.      Transfer Real Estate Owned................................................................... 54
         4.9.      Stay-on Bonus................................................................................ 54

ARTICLE 6 - CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER
                         TO CLOSE............................................................................... 56

ARTICLE 7 - POST-CLOSING COVENANTS.............................................................................. 59
         7.1.      Continued Access and Cooperation............................................................. 59
         7.2.      Further Assurances........................................................................... 60
         7.3.      Expenses..................................................................................... 61
         7.4.      Tax Indemnification and Other Tax Matters.................................................... 61
         7.5.      Employee Plans............................................................................... 70
         7.6.      Non-Discriminatory Treatment of Policyholders................................................ 71
         7.7.      Change of Name............................................................................... 71

ARTICLE 8 - TERMINATION; SURVIVAL............................................................................... 72
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                                TABLE OF CONTENTS
                                    (cont'd)

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         8.1.      Termination of Agreement..................................................................... 72
         8.2.      Effect of Termination........................................................................ 73

ARTICLE 9 - SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION........................................................ 74
         9.1.      Survival of Representations.................................................................. 74
         9.2.      Indemnification by Purchaser and JANY........................................................ 75
         9.3.      Indemnification by Seller.................................................................... 77
         9.4.      Indemnification Procedure.................................................................... 79

ARTICLE 10 - PUBLICITY AND CONFIDENTIALITY...................................................................... 82
         10.1.     Publicity.................................................................................... 82
         10.2.     Confidentiality.............................................................................. 83

ARTICLE 11 - MISCELLANEOUS...................................................................................... 85
         11.1.     Notices...................................................................................... 85
         11.2.     Entire Agreement............................................................................. 87
         11.3.     Amendments................................................................................... 88
         11.4.     Waivers...................................................................................... 88
         11.5.     Governing Law................................................................................ 88
         11.6.     Binding Effect; Assignment; Third Party Beneficiaries........................................ 89
         11.7.     Severability................................................................................. 89
         11.8.     Headings..................................................................................... 90
         11.9.     Counterparts................................................................................. 90
         11.10.  Arbitration.................................................................................... 90

SIGNATURES ......................................................................................................92
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                                TABLE OF CONTENTS
                                    (cont'd)

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ANNEX A -          Definitions

EXHIBITS

         A  -      Transition Services Agreement
         B  -      Opinion of Seller's Counsel
         C  -      Opinion of Purchaser's Counsel
         D  -      Loan Documentation
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
SCHEDULES

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
             2.3           -   Actions and Proceedings
             2.4           -   Certain Matters - Conflicts
             2.5           -   Consents and Approvals
             2.7           -   Compliance
             2.8(a)        -   Insurance Contract Forms
             2.8(b)        -   In Force Insurance Contracts
             2.8(c)        -   Certain Commissions Contracts
             2.8(e)        -   Contested Benefits
             2.8(f)        -   Distributions and Other Benefits
             2.8(h)        -   Known Agent Violations
             2.8(f)        -   Distributions and Other Benefits
             2.9           -   Permit Exceptions
             2.10          -   Regulatory Filings
             2.11          -   Reinsurance Agreements
             2.12          -   Certain Changes or Events
             2.13          -   Intellectual Property
             2.14          -   Contracts
             2.17          -   Tax Matters
             2.18          -   Real Property
             2.20          -   Pension and Other Employee Plans
             2.22          -   Bank Accounts
             2.23(a)       -   Reserve Liabilities
             2.23(b)       -   Reserve Exceptions
             2.25          -   Threats of Cancellation
             2.26          -   Operations Insurance
             2.27          -   Intercompany Liabilities
             2.28          -   Employee Loans
             2.30          -   Related Agreements
             2.31          -   Third Party Administration Agreements
             2.32(a)       -   Mortgage Loans
             2.32(b)       -   Participation
             2.32(d)       -   Waivers, Amendments and Releases Mortgage Loans
             2.32(f)       -   Missing Original Notes
             2.32(l)       -   Tax Delinquencies
             3.3           -   Purchaser's Actions and Proceedings
             3.4           -   Purchaser's Conflicts or Violations
             3.5           -   Purchaser's Consents and Approvals

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
                        STOCK PURCHASE AND SALE AGREEMENT

         STOCK PURCHASE AND SALE AGREEMENT (the "Agreement") dated November 29, 1996 by and between John Alden Life Insurance Company, a Minnesota corporation ("Seller"), and SunAmerica Life Insurance Company, an Arizona corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, John Alden Life Insurance Company of New York, a New York corporation (along with any business or predecessor company acquired by it, "JANY"), is engaged in the business of selling and administering annuity, life and health related insurance policies and related activities solely in the State of New York (the "Insurance Business");

         WHEREAS, Seller owns all of the outstanding capital stock of JANY (the "JANY Stock"); and

         WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to acquire from Seller, all of the JANY Stock pursuant to the terms and conditions set forth in this Agreement and certain other assets of Seller pursuant to the terms and conditions set forth in the Asset Purchase and Sale Agreement dated concurrently herewith between Seller and Purchaser (the "Asset Purchase Agreement").

         NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, Seller and Purchaser

(collectively, the "Parties" and, sometimes individually, a "Party"), intending to be legally bound, hereby agree as follows.

                  The capitalized terms used in this Agreement and not defined herein shall have the meanings specified in Annex A attached hereto. Unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

                                    ARTICLE 1

                       PURCHASE AND SALE OF STOCK; CLOSING

         Section 1.1. Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. local time, at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York, 10178, or such other time and place as Purchaser and Seller may mutually agree in writing, on the last business day of the month in which the satisfaction of all conditions set forth in Articles 5 and 6 hereof concerning the Parties' respective obligations to consummate the transactions contemplated herein occurs or such other date as Seller and Purchaser may mutually agree in writing (the "Closing Date") and, subject to completion, shall be deemed to have been consummated and become effective for all purposes as of 11:59 p.m. on the Closing Date.

         Section 1.2. Purchase and Sale of JANY Stock.

                  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller's right, title and interest in and to the JANY Stock. In consideration for the sale, assignment and delivery of the JANY Stock, at the Closing Purchaser shall pay to Seller a purchase price of One Hundred Thirty Two Million Dollars ($132,000,000) (the "Purchase Price"). Purchaser shall pay the Purchase Price to Seller on the Closing Date by wire transfer of immediately available funds to such bank account as Seller shall designate to Purchaser at least three business days prior to the Closing Date. The amount of the cash payment wired to Seller shall be reduced by an amount equal to one day's interest at an interest rate equal to the three month LIBOR rate in effect on the day preceding the Closing Date plus 25 basis points.

         Section 1.3. Closing Deliveries.

                  (a) At the Closing, Seller shall or shall cause JANY to deliver to Purchaser the following:

                           (i) the certificates representing the JANY Stock duly endorsed in blank or accompanied by stock transfer powers in proper form duly endorsed in blank, together with all necessary stock transfer stamps affixed thereto and such other instruments as shall reasonably be required by Purchaser to transfer to Purchaser all rights, title and interest in the JANY stock;

                           (ii) all minutes and minute books of JANY;

                           (iii) all stock transfer books and stock ledgers of JANY;

                           (iv) all blank certificates for shares of capital stock of JANY;

                           (v) resignations of all directors and officers of JANY serving in office immediately prior to the Closing;

                           (vi) the opinion of counsel to Seller and JANY, substantially in the form of Exhibit B attached hereto ("Seller's Opinion"); and

                           (vii) a certificate of an executive officer of Seller, dated the Closing Date, representing and warranting to the effect that (A) the officer signing such certificate is familiar with the provisions of this Agreement and (B) the conditions specified in Article 4 of this Agreement have been satisfied.

                  (b) At the Closing, Purchaser shall deliver to Seller the following:

                           (i) the opinions of counsel to Purchaser, substantially in the form of Exhibit C attached hereto ("Purchaser's Opinion");

                           (ii) a certificate of an executive officer of Purchaser, dated the Closing Date, representing and warranting to the effect that (A) the Person signing such certificate is familiar with the provisions of this Agreement and (B) the conditions specified in
         Article 5 of this Agreement have been satisfied;

                           (iii) written consents to assignments, where necessary from all applicable parties relating to the Third Party Administration Agreements; and

                           (iv) the Purchase Price.

         Section 1.4. Additional Closing Deliveries. In addition to the transactions and deliveries contemplated above, the following acts or transactions will occur at the Closing:

                  (a) Seller and Purchaser will enter into a Transition Services Agreement substantially in the form of Exhibit A attached hereto (the "Transition Services Agreement"); and

                  (b) all of the agreements between or among (i) JANY and Seller or (ii) JANY and any Affiliates of Seller will be terminated.

         Section 1.5. Settlement of Intercompany Obligations.

                  (a) At least five days prior to the Closing, Seller will estimate and cause to be paid by or to Seller or its Affiliates and JANY, as the case may be, in cash, all obligations accrued through the Closing on JANY's books and records payable by or to JANY from or to

Seller and its Affiliates, which payments shall have been incurred in the ordinary course of business on a basis consistent with past practice, except that Seller shall not allocate to JANY any portion of any bonuses for any Person who is not an employee of JANY. Seller shall deliver to Purchaser a reasonably detailed description of all such payments at least five days prior to the Closing.

                  (b) Seller shall prepare and deliver to Purchaser on or before the 60th day after the Closing Date a reconciliation statement of the estimated obligations paid by or to Seller and its Affiliates by or to JANY pursuant to
Section 1.5(a) hereof and the actual amount of the amount of such obligations (other than as provided in Section 7.4(d) hereof) (the "Reconciliation Statement"). If the total actual amount of such obligations is less than the estimated amount paid to Seller or its Affiliates by JANY pursuant to Section 1.5(a) hereof, Seller shall pay to JANY in cash an amount equal to such difference, together with interest from the Closing Date through the date of payment at the rate per annum equal to the three month LIBOR rate in effect on the date of payment plus 25 basis points. Such payment shall accompany the reconciliation statement. If the actual total amount and revised estimate of such obligations exceeds the estimated amount paid to Seller or its Affiliates by JANY pursuant to Section 1.5(a) hereof, Purchaser shall pay, or cause JANY to pay, to Seller or its Affiliates, as the case may be, within 10 days after delivery of such statement cash in an amount equal to such excess, together with interest from the Closing Date through the date of such payment at the rate per annum equal to the three month LIBOR rate in effect on the date of payment plus 25 basis points. After the date hereof, JANY will not enter into any contract or, except as required by this Agreement or any contract listed on Schedule 2.27 attached hereto, engage in any transaction with Seller or any Affiliate of Seller.

         Section 1.6. Disputes. If Purchaser and Seller are unable to resolve any disagreement with respect to the Reconciliation Statement within 30 days after Seller receives a timely notice of disagreement, the items of disagreement alone shall be referred for final determination to the U.S. national office of Price Waterhouse or, if such firm is unable or unwilling to make such final determination, to such other independent accounting firm as the Parties shall mutually designate. The firm making such determination is referred to herein as the "Independent Party." The Reconciliation Statement shall be deemed to be binding on Purchaser and Seller upon the earlier to occur of (i) Purchaser's failure to deliver to Seller a notice of disagreement within 30 days after its receipt of the Reconciliation Statement prepared by Seller, (ii) resolution of any disagreement by mutual agreement of the Parties after a timely notice of disagreement has been delivered to Seller or (iii) notification by the Independent Party of its final determination of the items of disagreement submitted to it. The fees and disbursements of the Independent Party shall be borne equally, one-half by Purchaser and one-half by Seller.

                                    ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Purchaser as follows:

         Section 2.1. Organization, Standing and Authority of Seller. Seller is a corporation duly organized as a capital stock life and health insurance company, validly existing and in good standing under the Laws of the State of Minnesota. JANY is a corporation duly organized, validly existing and in good standing in the State of New York. JANY has all corporate power and authority necessary or required by Law to engage in the conduct of the Insurance Business as currently conducted by it. Seller has furnished Purchaser with true and correct copies of the Articles of Incorporation and By-laws of JANY, along with all amendments thereto.

         Section 2.2. Authorization. Seller has all corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and the Transition Services Agreement. The execution and delivery by Seller of this Agreement and the Transition Services Agreement, and the performance by Seller and JANY of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate and shareholder actions on the part of Seller and JANY. This Agreement and the Transition Services Agreement, when executed by all of the parties thereto, will each constitute a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         Section 2.3. Actions and Proceedings.

                  (a) Except as disclosed on Schedule 2.3 attached hereto, there are no outstanding Orders by or with any court, arbitrator or Governmental Entity before which Seller or any of its material Affiliates or JANY is or was a party.

                  (b) Except as set forth on Schedule 2.3 attached hereto, there are no Actions pending or, to the knowledge of Seller, threatened either by or against JANY, Seller with respect to JANY or any of JANY's properties or assets which (i) seeks monetary damages exceeding $50,000 individually or $500,000 in the aggregate or an unspecified amount of damages, (ii) seeks any injunction or similar relief or (iii) would, individually or in the aggregate, have a Material Adverse Effect.

                  (c) There are no Actions presently pending or, to the knowledge of Seller, threatened, and there are no final Orders presently outstanding which pertain to any of the JANY Stock.

         Section 2.4. No Conflict or Violation. Except as disclosed on Schedule
2.4 attached hereto, the execution, delivery and performance by Seller of this Agreement and the Transition Services Agreement in accordance with the respective terms and conditions hereof and thereof do not and will not (a) violate or constitute a default under any provision of the charter or by-laws of Seller or JANY, in each case, as amended to date, (b) violate or result in the breach, cancellation or termination of, accelerate the performance required under, or result in the creation of any lien, claim, restriction, charge or encumbrance or other defect of title ("Liens") upon the JANY Stock or any of the material properties or assets of JANY pursuant to, any mortgage, deed of trust, guaranty, note, indenture, bond, lease, agreement or other instrument to which either of Seller or JANY is a party or by or to which it or any of the assets of JANY may be bound, (c) violate any Order of any court, arbitrator or Governmental Entity against, or binding upon, or any agreement with, or condition imposed by, any Governmental Entity binding upon Seller or JANY or any of such properties or assets of JANY, (d) violate any Law or (e) result in the breach or violation of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any license, permit, order, approval, registration, authorization, qualification or filing with or under any Law or Governmental Entity (collectively, "Permits") related to the Insurance Business.

         Section 2.5. Consents and Approvals. Except as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and rules and regulations thereunder (the "HSR Act") or as set forth on Schedule 2.5 attached hereto, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, Governmental Entities of competent jurisdiction) by Seller or JANY in order (a) for this Agreement and the Transition Services Agreement to constitute a valid and binding obligation of Seller, (b) to authorize or permit the consummation of the transactions contemplated hereby by Seller and JANY or
(c) to prevent the termination of any material right, privilege, franchise, license, permit or agreement of JANY or to prevent any material loss to JANY.

         Section 2.6. Brokerage and Financial Advisers. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Seller or JANY in connection with this Agreement or the transactions contemplated hereby, except CS First Boston, whose fees for services rendered in connection with such transactions will be paid by Seller.

         Section 2.7. Compliance With Laws. Except as disclosed in Schedule 2.7 attached hereto, neither Seller nor JANY is in material violation of any Law or any Order of any court, arbitrator or Governmental Entity pertaining to JANY or any of its assets.

         Section 2.8. Insurance Contracts. The forms of all policies and endorsements utilized for the In Force Insurance Contracts of JANY are described on Schedule 2.8(a) attached hereto. All In Force Insurance Contracts in effect on October 21, 1996 or September 21, 1996, (as indicated in such Schedule) are listed in Schedule 2.8(b) attached hereto. All In Force Insurance Contracts in effect on Closing Ledger Date will be set forth in an updated Schedule 2.8(b) delivered to Purchaser at the Closing. Schedule 2.8(b) includes (and the updated
Schedule 2.8(b) will include) with respect to each In Force Insurance Contract the policy number, policyholder name, form, plan code and account balance. All In Force Insurance Contracts are in all respects, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects and have been administered in all material respects in accordance with applicable Law. Without limiting the foregoing:

                  (a) JANY has offered and sold each Insurance Contract in compliance with all applicable Laws (it being acknowledged that no representation is made with respect to compliance by independent agents of JANY except as provided in Section 2.8(h) hereof) and all of Seller's registrations, filings or submissions made by it with respect to the Insurance Contracts with any Governmental Entity were in material compliance with applicable Laws when filed.

                  (b) The transactions contemplated by this Agreement will not materially affect the validity and binding character of any Insurance Contract entered into or issued by JANY or render any admitted assets of JANY non-admitted under the applicable Laws up to and including the Closing Date.

                  (c) Except as set forth in Schedule 2.8(c) attached hereto, and except in accordance with customary insurance industry practice, (i) JANY is not liable to pay commissions upon the renewal of any insurance policy nor (ii) is it a party to any agreement providing for the third-party collection of annuity or insurance premiums payable to JANY by any other Person, which commissions or premiums exceed $100,000 in the aggregate.

                  (d) All In Force Insurance Contracts are in full force and effect and are legal, valid and binding obligations of JANY, and to the knowledge of Seller each other party thereto, and are enforceable against JANY, and to the knowledge of Seller each other party thereto, in accordance with their respective terms, except to the extent that enforcement thereof may be limited by or subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles (other than equitable rescission rights).

                  (e) All Insurance Contract benefits payable by JANY and, to the knowledge of Seller, by any other Person that is a party to or bound by any reinsurance, coinsurance or other similar contract with JANY have been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which there is, in the reasonable opinion of Seller or JANY, a reasonable basis to contest and all such contested benefits have been disclosed in Schedule 2.8(e) attached hereto.

                  (f) Except as set forth on Schedule 2.8(f) attached hereto, no In Force Insurance Contract issued, reinsured or underwritten by JANY entitles the holder thereof or any other Person to receive dividends, distributions or other benefits based on the revenues or earnings of JANY or any other Person.

                  (g) The underwriting standards utilized and ratings applied by JANY and, to the knowledge of Seller, by any other Person that is a party to or bound by any reinsurance, coinsurance or other similar contract with JANY conform in all respects to industry accepted practices and to the standards and ratings required pursuant to the terms of the respective reinsurance, coinsurance or other similar contracts.

                  (h) To the knowledge of Seller, each producer who wrote, sold or produced business for JANY was duly licensed as an insurance agent (for the type of business written, sold or produced by such producer) in the particular jurisdiction in which such producer wrote, sold or produced such business. Except as otherwise provided in Schedule 2.8(h) attached hereto, to the knowledge of Seller, no insurance agent who wrote, produced or sold any portion of the business of JANY for Seller violated in any material respect any terms or provisions of any Law, except such violations as have been (i) cured, (ii) resolved through agreements with applicable Governmental Entities or (iii) are barred by an applicable statute of limitations.

                  (i) The treatment under the Internal Revenue Code of 1986, as amended, and any successor thereto (the "Code") of all Insurance Contracts is no less favorable to the Policyholder thereof than the treatment under the Code for which such Insurance Contracts were intended to qualify at the time of their issuance, except for any failure to qualify for such treatment that results from
(i) changes to the Code, regulations, pronouncements, announcements or guidance issued in connection with the treatment of the contracts under the Code which were enacted (or have an effective date) after the Closing Date, (ii) amendments, modifications, supplements, riders, endorsements or revisions to the Insurance Contracts after the Closing Date or (iii) changes in the manner in which the Insurance Contracts are administered after the Closing Date.

         Section 2.9. Permits, Licenses and Franchises. JANY is licensed to issue life and health related insurance policies only in the State of New York. JANY has been duly authorized by the New York Department of Insurance to issue the Insurance Contracts that it is currently writing, and was duly authorized to issue the Insurance Contracts that it is not currently writing at the time such Insurance Contracts were issued. Except as set forth on Schedule 2.9 attached hereto, JANY has all Permits necessary to conduct the Insurance Business as currently conducted by JANY. Neither the ownership of its property or assets nor the business conducted by JANY requires the qualification, registration, license or admission in any jurisdiction outside the State of New York, except where the failure to be so qualified, registered, licensed or admitted, individually or in the aggregate, would not have a Material Adverse Effect. All of the Permits are in full force and effect and JANY has not received notice from any Governmental Entity of its intention to revoke or not renew any Permit, except for such failures to have Permits in full force and effect, revocations, non-renewals and other events which do not and will not, individually or in the aggregate, have a Material Adverse Effect.

         Section 2.10. Regulatory Filings. Seller has made available for inspection by Purchaser all material registrations, filings and submissions made by JANY with any Governmental Entity and final financial and market conduct reports of examinations with respect to JANY issued by any such Governmental Entity along with copies of JANY's or Seller's responses thereto made or issued on or subsequent to January 1, 1993. Except as listed on Schedule 2.10 attached hereto, JANY has filed all material reports, statements, documents, registrations, filings or submissions (including without limitation any marketing, advertising or sales material) required to be filed by it with any Governmental Entity. Except as listed on Schedule 2.10 attached hereto, (a) no material deficiencies have been asserted by any such Governmental Entity with respect to such registrations, filings or submissions that have not been satisfied; (b) such registrations, filings or submissions were in material compliance with applicable Law when filed; (c) since December 31, 1994, neither Seller nor JANY has submitted any written response with respect to material comments from any Governmental Entity concerning such filings, registrations, submissions or reports of examination; (d) since December 31, 1992, no fine or penalty has been imposed on JANY (or on Seller with respect to JANY) by any Governmental Entity; and (e) no deposits have been made by JANY (or by Seller with respect to JANY) with, or at the direction of, any Governmental Entity which were not shown in the most recent Annual Statement of JANY.

         Section 2.11. Reinsurance. Schedule 2.11 sets forth all reinsurance or co-insurance agreements (together with all other agreements related thereto) to which JANY is a party related to the Insurance Contracts, and all such contracts, arrangements, treaties, understandings and agreements under which JANY has any obligation to cede or assume insurance. All such agreements are valid and binding against JANY and, to the knowledge of Seller the other parties thereto, and are in full force and effect in accordance with their terms and conform in all material respects to all applicable Laws and neither JANY nor, to Seller's knowledge, any other party thereto is in material default under any such agreement. Except as otherwise provided on Schedule 2.11 attached hereto, no party to any such agreement has audited Seller with respect thereto.

         Section 2.12. Absence of Certain Changes or Events. Except as disclosed on Schedule 2.12 attached hereto or except as expressly contemplated or required by this Agreement, since December 31, 1995, (a) JANY has not, except in the ordinary course of business, consistent with past practice, (i) engaged in any material transaction, (ii) entered into any material agreement, (iii) waived or released any material right or obligation or (iv) incurred any indebtedness for borrowed money and (b) except as disclosed on Schedule 2.12 attached hereto, there has not been, occurred or arisen:

                           (i) any declaration, setting aside, or payment of any dividend or other distribution in respect of the capital stock of JANY, or any direct or indirect redemption, purchase or other acquisition by JANY of any such stock or of any interest in or right to acquire any such stock;

                           (ii) any issuance, sale or disposition by JANY of any debenture, note, stock or other security issued by JANY, or any material modification or amendment of any right of the holder of any outstanding debenture, note, capital stock or other security issued by JANY.

                           (iii) any Lien created on any of the assets of JANY or assumed by JANY with respect to any of such assets which Lien relates to liabilities individually or in the aggregate exceeding $100,000 (but excluding Liens arising through securities lending in the ordinary course of JANY's business);

                           (iv) any prepayment of any liabilities (other than pursuant to any Insurance Contract) individually or in the aggregate exceeding $100,000;

                           (v) any liability involving the borrowing of money by JANY individually or in the aggregate exceeding $100,000;

                           (vi) any damage, destruction or loss (whether or not covered by insurance) affecting any of the assets of JANY which damage, destruction or loss individually or in the aggregate exceeds $100,000;

                           (vii) any work stoppage, strike, labor difficulty or union organizational campaign (in process or threatened) at or affecting JANY;

                           (viii) any payment, discharge or satisfaction by JANY of any material Lien or liability other than material Liens or liabilities that were paid, discharged or satisfied in the ordinary course of business and consistent with past practice;

                           (ix) any sale, transfer or conveyance of any investments or other assets of JANY with an individual Book Value in excess of $100,000, except in the ordinary course of business and consistent with past practice;

                           (x) any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, any material license, Permit or other form of authorization of JANY;

                           (xi) any amendment of, or any failure by JANY to perform all of its obligations under, or any default under, or any waiver of any right under, or any termination (other than on the stated expiration date) of, any contract that involves or reasonably would involve the annual expenditure or receipt by JANY of more than $100,000 except for actions taken with respect to Insurance Contracts (including, without limitation, reinsurance thereon) in the ordinary course of business and consistent with past practice;

                           (xii) any amendment of the articles or certificate of incorporation or by-laws of JANY;

                           (xiii) any termination, amendment or entering into by JANY as ceding or assuming insurer of any reinsurance, coinsurance or other similar contract or any trust agreement or security agreement related thereto, except as contemplated hereby;

                           (xiv) any transaction or arrangement under which JANY paid, loaned or advanced any amount to or in respect of, or sold, transferred, or leased any of its assets or any services to (i) any officer or director of Seller, JANY or any Affiliate of Seller, (ii) any Affiliate of Seller or JANY, or (iii) any business or other Person in which Seller, JANY, any such officer or director, or any Affiliate of Seller or JANY has any material interest, except transactions or arrangements not exceeding $100,000 in the aggregate which are consistent with past practice;

                           (xv) any material change in any underwriting, actuarial, investment, financial reporting, marketing or accounting practice or policy followed by JANY, or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency or other reserve for financial reporting or any other accounting purposes other than as required by GAAP, SAP or applicable Law and consistent with past practice;

                           (xvi) any expenditure or commitment for additions to property, plant, equipment or other tangible or intangible capital assets of JANY which exceed $100,000 in the aggregate;

                           (xvii) any accruals or payments by Seller or JANY or employer contributions under any employee benefit plan in respect of employees of JANY, other than those in accordance with the terms of such plans and consistent with past practice;

                           (xviii) any increase in compensation outside the ordinary course; or

                           (xix) any contract or agreement, written or oral, to take any of the actions set forth in the preceding clauses (i) through (xviii) of this Section 2.12.

         Section 2.13. Computer Software and Other Intellectual Property.
Schedule 2.13 attached hereto sets forth a list of all computer software programs and other intellectual property used by JANY that Seller reasonably believes to be necessary to conduct the Insurance Business as currently being conducted. Schedule 2.13 attached hereto also sets forth whether each such computer software program is (i) owned by JANY or licensed by JANY and (ii) the title of each licensing agreement pursuant to which JANY has the right to use such licensed software. Schedule 2.13 attached hereto sets forth each licensing agreement pursuant to which Seller has the right to use such licensed software. To the knowledge of Seller, JANY is not in conflict with or in violation or infringement of any rights, asserted or otherwise, of any other Person with respect to any owned software or licensed software or other intellectual property, nor has Seller received any notice of any such conflict, violation or infringement. JANY has the non-exclusive right to use all such licensed software and other intellectual property.

         Section 2.14.  Contracts.

                  (a) Schedule 2.14 lists and briefly describes (including the parties to and the date and subject matter of) each and every contract, agreement, lease, license, commitment or arrangement to which JANY is a party or which is binding upon JANY, except only for those specifically listed in Schedules 2.8(b), 2.8(c), 2.8(f), 2.11, 2.12, 2.13, 2.18, 2.26, 2.27, 2.30,
2.31, 2.32(a) or 2.32(d) attached hereto, attached hereto or those which may be terminated by JANY without penalty or having a value to or imposing an obligation upon JANY not in excess of $100,000 in the aggregate annually.

                  (b) Schedule 2.14 hereto also identifies each contract in force entered into by JANY in connection with or related to JANY's business and operations within the following categories:

                           (i) all agency or consultation contracts other than contracts terminable without penalty or other liability (other than liabilities previously accrued thereunder) upon 90 days' or less notice;

                           (ii) all contracts with any Person containing any provision limiting the ability of JANY to engage in any business or to compete with or to obtain products or services from any Person or, to the knowledge of Seller, limiting the ability of any Person to compete with or to provide products or services to JANY;

                           (iii) all direct or indirect guarantees of any obligation of JANY, or contracts for the provision for credit support to JANY with respect to obligations to third parties, by Seller or any of its Affiliates;

                           (iv) all contracts relating to the future disposition or acquisition by JANY of any assets or of any interest in any business enterprise (other than contracts entered into in the ordinary course of business and consistent with past practice);

                           (v) all outstanding proxies, powers of attorney or similar delegations of authority (other than delegations of authority for the service of process pursuant to applicable insurance or corporate laws and other than such proxies, powers of attorney or similar delegations of authority entered into or made in the ordinary course of business and consistent with past practice);

                           (vi) all contracts for the provision of
         administrative, managerial or other services by or for JANY to or from any other Person;

                           (vii) all partnerships, joint ventures,
         profit-sharing or similar contracts;

                           (viii) all contracts relating to the borrowing of money by JANY or to the direct or indirect guarantee by JANY of any obligation for borrowed money in excess, individually or in the aggregate, of $100,000 in respect of indebtedness of any other Person, including without limitation any contract relating to (i) the maintenance of compensating balances that are not terminable by JANY without penalty or other liability upon not more than 60 calendar days' notice, (ii) any line of credit or similar facility, (iii) the payment for property, products, or services of any other Person even if such property, products or services have not yet been conveyed, delivered or rendered or (iv) the obligation to take-or-pay, keep-well, make-whole or maintain surplus or earnings levels or perform other financial ratios or requirements; and

                           (ix) all leases or subleases of real property used in the business, operations or affairs of JANY, and all other leases, subleases, or rental or use contracts for which JANY is liable.

                  (c) Except as set forth on Schedule 2.14 attached hereto, each of the contracts listed on Schedule 2.14 is in full force and effect and is legal, valid and binding on JANY and to Seller's knowledge the other parties thereto, and is enforceable against JANY and to Seller's knowledge the other parties thereto in accordance with its terms, except to the extent that enforcement thereof may be limited by or subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles (other than equitable rescission rights). Neither JANY nor, to Seller's knowledge, any other party to such contract is in material violation, breach or default of any such contract. There have been delivered or made available to Purchaser true and complete copies of all of the contracts set forth in Schedule 2.14 attached hereto.

         Section 2.15. Statutory Financial Statements. Seller has previously delivered to Purchaser true, complete and correct copies of the audited statements of admitted assets, liabilities and capital and surplus (statutory basis) of Seller as of December 31, 1993, 1994, and 1995, and the related summaries of operations, statements of capital and surplus and cash flow (statutory basis) for the years then ended, together with the notes related thereto. Seller has previously delivered to Purchaser true, complete and correct copies of the Annual Statements of JANY as filed with the New York Department of Insurance, for the years ended December 31, 1993, 1994 and 1995, together with all attachments, exhibits and schedules thereto and all affirmations and certifications filed therewith and the actuarial opinions for such years. Seller has previously made available to Purchaser for review (without the right to remove or make copies) all auditors' work papers related to the foregoing audited financial information. Seller has previously delivered to Purchaser true, complete and correct copies of the Quarterly Statements of JANY as filed with the New York Department of Insurance, for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, together with all exhibits and schedules thereto. Each such Annual Statement and Quarterly Statement complied in all material respects with all applicable Laws when so filed and was timely filed with all required Governmental Entities. No material deficiencies have been asserted or are otherwise known by Seller with respect thereto. Each such financial statement (and the exhibits and schedules relating thereto), including without limitation each statement of assets, liabilities, surplus and other funds (statutory basis) of Seller and each of the summaries of operations, statements of capital and surplus and cash flow (statutory basis) contained in the respective financial statement was prepared in accordance with SAP applied on a consistent basis (except for changes, if any, disclosed therein) and each such Annual Statement and Quarterly Statement fairly presents (in accordance with SAP) the financial condition of JANY as of the respective dates thereof, and its results of operations or cash flows, as the case may be, for and during the respective periods covered thereby (provided the Quarterly Statements are subject to normal year end adjustments and lack footnotes and other presentation items). There were no material liabilities affecting JANY as of December 31, 1995 required in accordance with SAP to be reflected or disclosed in the Annual Statement for the period then ended, or as of March 31, 1996, June 30, 1996 or September 30, 1996 required in accordance with SAP to be reflected or disclosed in the Quarterly Statement for the period then ended, which are not so reflected or disclosed therein. JANY has not prepared any GAAP financial statements.

         Section 2.16. JANY Capital Stock.

                  (a) The authorized capital stock of JANY consists of 360,000 shares of common stock, $20 par value per share, all of which shares have been validly issued and are fully paid and are outstanding and, subject to any liability imposed by Section 630 of the New York Business Corporation Law, non-assessable. All such shares were issued in compliance with applicable Laws. Such shares are all of the shares of JANY Stock. Except for this Agreement, there are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities, agreements or commitments which obligate or require Seller or JANY to issue or sell any shares of capital stock of JANY. JANY has no subsidiaries and does not control, directly or indirectly, any other Person. JANY is not a party to any joint venture or partnership arrangement and does not own or control any interest in any other Person except in connection with JANY's portfolio investments.

                  (b) The JANY Stock is owned beneficially and of record by Seller free and clear of all Liens. Upon consummation of the transactions contemplated hereby, good and valid title and interest in and to the JANY Stock shall have been sold, assigned and delivered to Purchaser free and clear of all Liens.

         Section 2.17. Tax Matters.

                  (a) Except as set forth on Schedule 2.17 attached hereto, all Tax Returns, required to be filed with respect to JANY have been timely filed for all years and periods for which such Tax Returns were due (taking into account all filing date extensions), all Taxes due and payable for the periods covered by such Tax Returns have been duly and timely paid, there are no outstanding waivers or extensions of statutes of limitation with respect to any Taxes required to be shown on any such Tax Return, and all required estimated payments of Taxes sufficient to avoid any penalties for underpayment have been made, and, to the knowledge of Seller, there are no material misstatements contained in any such Tax Return. To the knowledge of Seller, since December 31, 1995, JANY has not incurred any liability with respect to any Taxes, except in the ordinary course of the Insurance Business. Except as set forth in Schedule 2.17 attached hereto, there are no presently pending or, to the knowledge of Seller, threatened audits or assessments by any federal, state or local taxing authority involving material issues which pertain to JANY or any of the material properties owned by JANY. There are no Liens with respect to Taxes (except for Liens with respect to real property Taxes not yet delinquent) upon any of the assets and properties of JANY. All federal income Taxes owed by the affiliated group referred to in
Section 2.17(g) hereof have been paid for each taxable period during which JANY was a member of such group, other than any unpaid Taxes that, if required to be paid, would not have a Material Adverse Effect.

                  (b) With respect to any period through September 30, 1996 for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, JANY has made due and sufficient current accruals for such Taxes in accordance with SAP and GAAP, and such current accruals through such date are duly and fully provided for in the financial statements of JANY for the period then ended.

                  (c) The federal and state income and state premium Tax Returns of JANY have not been audited or examined by the relevant Governmental Entity, and the statute of limitations for the federal and state income and premium Tax Returns for all periods through the respective years specified in Schedule 2.17 attached hereto has expired. Seller has previously delivered to the Purchaser copies, which are true and complete in all material respects, of each of (i) the most recent audit reports relating to the federal and state income and state premium

Taxes due from JANY for the last three taxable years and (ii) the federal and state income and state premium Tax Returns filed by JANY for each of the last three taxable years, and Seller has made available to Purchaser for inspection true and correct copies of such Tax Returns (insofar as such returns relate to JANY) filed by any affiliated, combined or consolidated group of which JANY was then a member.

                  (d) No audit or other proceeding by any Governmental Entity is pending or, to the knowledge of Seller, threatened with respect to any Taxes due from JANY or any Tax Return filed by or relating to JANY. To the knowledge of Seller, no assessment of Tax has been formally proposed by any Governmental Entity, orally or in writing, against JANY.

                  (e) JANY is not a party to, is not bound by and has no obligation under, any tax sharing contract and, to the knowledge of Seller, JANY does not have any liability for indemnification of third parties with respect to Taxes or liabilities for Taxes as a transferee.

                  (f) The insurance reserves set forth in the federal income Tax Returns filed by or on behalf of JANY have been determined in all material respects in accordance with section 807 or 846 of the Code, as applicable, and will be so determined in the federal income Tax Return to be filed on behalf of JANY for the period ending on the Closing Date.

                  (g) JANY is (and will continue to be on the Closing Date) a member of the affiliated group that files consolidated federal income Tax Returns with Seller.

         Section 2.18. Real Property.

                  (a) Schedule 2.18 attached hereto identifies all real property which is owned by or leased to JANY other than interests arising under any Mortgage (the "Real Property"). JANY owns good and indefeasible title to, or has a valid leasehold interest in, free and clear of all Liens, all such Real Property currently used in the conduct of its business or of a type required to be disclosed in Schedule A of an Annual Statement if owned by JANY. No improvement on any such Real Property owned by JANY encroaches upon any real property of any other Person and there are no physical, mechanical or structural defects therein. JANY owns, leases or has a valid right under contract or otherwise to use adequate means of ingress and egress to, from and over all Real Property. JANY has not granted any rights of occupancy with respect to the Real Property leased by it.

                  (b) (i) Neither JANY nor, to the knowledge of Seller, any other Person has used any of the Real Property for the storage, treatment, generation, transportation, manufacture, processing, handling, production, distribution, deposit, burial, use, or disposal of any Hazardous Substance which has created or might create any liability of owners or occupants of the Real Property under, or which would require reporting to a Governmental Entity pursuant to, Environmental Laws; (ii) JANY has no liability arising out of or resulting from a release of any Hazardous Substance on or from any Real Property; (iii) JANY has complied in all material respects with all applicable Environmental Laws relating to the Real Property and the business, activities and processing conducted thereon; (iv) no asbestos or PCB's are contained in or stored on the Real Property or the improvements thereon; (v) no radon gas is contained in any of such improvements; and (vi) there are no storage tanks located in, on or under the Real Property.

         Section 2.19. Owned Properties. JANY is the sole and exclusive owner of, and has good and marketable title to, all of the properties and assets owned by it, free and clear of all Liens other than:

                           (i) those reflected in the June 30, 1996 interim statutory financial statements of JANY, including, without limitation, obligations with respect to the Insurance Contracts;

                           (ii) liens for taxes, charges and assessments imposed by any taxing authority which are not yet due and payable or which are being contested in good faith by appropriate proceedings;

                           (iii) mechanics', suppliers', installment sales and similar liens for services rendered or materials furnished, the charges for which are not yet due and payable or which are being contested in good faith by appropriate proceedings, and purchase money security interests and similar security interests for goods purchased by JANY;

                           (iv) in the case of the Real Property and equipment, defects or imperfections in title, liens, claims, easements or rights, restrictions and encumbrances which do not materially interfere with the use of such properties as presently used by JANY or the conduct of the Insurance Business as presently conducted by JANY; and

                           (v) Liens arising through securities lending in the ordinary course of JANY's business.

         Section 2.20. Pension and Other Employee Plans. Schedule 2.20 attached hereto lists all benefit plans and, without duplication, all employee benefit plans and collective bargaining, employment or severance agreements or other similar arrangements to which JANY is a party or by which it is bound, legally or otherwise, including without limitation (i) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, (ii) any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to JANY's automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance, (iii) any employment agreement, or (iv) any other "employee benefit plan" within the meaning of ERISA). Seller has delivered to Purchaser true and complete copies of all current governing documents and summary plan descriptions with respect to such plans, agreements and arrangements, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing. JANY is in compliance with the applicable provisions of ERISA (as amended through the date of this Agreement), the regulations and other published regulatory authorities thereunder, and all other laws applicable with respect to all benefit plans. JANY has performed all of its obligations under all benefit plans. To the knowledge of Seller, there are no Actions (other than routine claims for benefits) pending or threatened against such benefit plans of their assets, or arising out of such benefit plans, and, to the knowledge of Seller, no facts exist which could give rise to any such Actions. Other than as indicated on Schedule 2.20 attached hereto:

                  (a) JANY neither maintains, sponsors nor contributes to any program or arrangement covering employees of JANY that is an "employee pension benefit plan," an "employee welfare benefit plan," or a "multi-employer plan" as such terms are defined in Sections 3(2), 3(1) and 3(37), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("ERISA Plans"), or any other incentive or benefit arrangement ("Non-ERISA Plans");

                  (b) No ERISA Plan (or any trust created thereunder) has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), which could subject the Purchaser or JANY to any tax penalty on prohibited transactions and which has not adequately been corrected;

                  (c) Each ERISA Plan is in compliance with all material reporting, disclosure and other requirements of the Code and ERISA as they relate to any such ERISA Plan;

                  (d) Determination letters have been received from the Internal Revenue Service with respect to each ERISA Plan which is intended to comply with Code Section 401(a), stating that such ERISA Plan is qualified thereunder;

                  (e) No ERISA Plan subject to Title IV of ERISA has been terminated;

                  (f) No ERISA Plan has incurred any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived);

                  (g) No liability to the Pension Benefit Guaranty Corporation (the "PBGC"), other than for premiums, has been incurred with respect to any ERISA Plan;

                  (h) No proceeding or other action has been initiated by the PBGC to terminate any ERISA Plan, nor has written notice been given by the PBGC of an intention to commence or seek the commencement of any such proceeding or actions; and

                  (i) JANY has not, within the last six years before the Closing, completely or partially withdrawn from a "multi-employer plan" covering its employees.

                  (j) Each ERISA plan has been duly authorized by the Board of Directors of JANY. Each such plan is qualified in form and operation under
Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such plan or trust under such sections. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. No nonexempt prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans.

                  (k) Seller has delivered to Purchaser for each such plan copies of the following documents: (i) the Form 5500 filed in each of the three most recent plan years, including but not limited to all schedules thereto and financial statements with attached opinions of independent accountants, (ii) the most recent determination letter from the IRS, (iii) the consolidated statement of assets and liabilities of such plan as of its most recent valuation date, and
(iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under such plan for the most recently ended plan year. The financial statements so delivered fairly present the financial condition and the results of operations of each of such plans as of such dates, or for such periods in accordance with GAAP.

                  (l) All group health plans of JANY and any ERISA affiliate have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

                  (m) There has been no act or omission by JANY or any ERISA affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c) or (l) or Section 4071 or ERISA or Chapter 43 of the Code.

         Section 2.21. Labor Matters. JANY is not a party to any representation or collective bargaining agreement with any employees of JANY. There is no strike, slowdown, picketing, work stoppage, labor trouble or other similar event in which employees of JANY are participating or, to the knowledge of Seller, have threatened to participate.

         Section 2.22. Banks. Schedule 2.22 attached hereto sets forth (a) the name, location and account number of each bank, trust company, securities broker and other financial institution at which JANY maintains an account, safe deposit box, lock box or vault or maintains a banking, custodial, trading or other similar relationship and (b) the name of each individual authorized by JANY to effect transactions with respect to such account, safe deposit box, lock box or vault.

         Section 2.23. Reserves. Except as set forth in Schedule 2.23 attached hereto, all reserves with respect to Insurance Contracts as established or reflected, and all other provisions made for policy and contract claims with respect to Insurance Contracts (collectively, "JANY Reserve Liabilities"), in the respective Annual and Quarterly Statements were determined in accordance with SAP and generally recognized actuarial methods and standards, consistently applied, were fairly stated in accordance with sound actuarial principles, using prescribed morbidity and mortality tables and interest rates that are in accordance with the nature of the benefits specified in the related Insurance Contracts of JANY, and such JANY Reserve Liabilities and other provisions met the applicable requirements of the insurance laws and regulations of the State of New York. The JANY Reserve Liabilities as of October 21, 1996 have been calculated in the manner set forth on Schedule 2.23 attached hereto. Without limitation of the foregoing sentence, to Seller's knowledge, adequate provision for all JANY Reserve Liabilities has been made to cover the total amount of all reasonably anticipated matured and unmatured benefits, claims and other liabilities under all Insurance Contracts. JANY owns assets that qualify as legal reserve assets under applicable Laws in an amount at least equal to all such JANY Reserve Liabilities. Except as described in Schedule 2.23(b) attached hereto, all reserves and accrued liabilities for estimated losses, settlements, costs and expenses from pending suits, actions and proceedings included in JANY's most recent Quarterly Financial Statements filed with the New York Department of Insurance were determined in accordance with Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board.

         Section 2.24. Books and Records. The minute books of JANY contain a true and complete record in all material respects of all corporate actions taken at all meetings and by all written consents in lieu of meetings of JANY's stockholder and Board of Directors and all committees thereof. The stock record books of JANY reflect accurately all transactions in its capital stock. The books, files, reports, documents, plans and operating records of, or maintained by Seller or JANY, and all other data in the possession or control of Seller and of JANY and primarily relating to or otherwise reasonably required for the operation of JANY's business have been maintained in all material respects in accordance with all applicable Laws.

         Section 2.25. Threats of Cancellation. Except as set forth in Schedule
2.25 attached hereto, since December 31, 1995 through the date of this Agreement, no Policyholder, group of Policyholder Affiliates, or Persons writing, selling or producing, either directly or through reinsurance assumed, insurance business that individually or in the aggregate for each such Policyholder, group or Person, respectively, accounted for (i) 5% or more of the annual premium or annuity income (as determined in accordance with SAP) or (ii) 1% of account values of Seller and JANY, taken as a whole, in each case at or for the 12 month period then ended, has terminated or, to the knowledge of Seller, threatened to terminate its relationship with JANY.

         Section 2.26. Operations Insurance. Schedule 2.26 attached hereto lists all casualty, liability, property and other similar insurance contracts that insure the business, operations or affairs of JANY or affect or relate to the ownership, use or operations of any of JANY's assets (including, without limitation, the names of the insurers and the type of coverage thereof) and (a) that have been issued to JANY or (b) that are held by Seller or by any Affiliate of Seller

(other than JANY) for the benefit of JANY. All such insurance policies shall terminate as of the Closing Date.

         Section 2.27. Intercompany Liabilities. Except as reflected in the Annual or Quarterly Financial Statements of JANY filed with the New York Department of Insurance, or disclosed in Schedule 2.27 attached hereto, there are no liabilities, contracts or commitments between JANY on the one hand, and Seller or any Affiliate of Seller, on the other. Except as disclosed in Schedule
2.27 attached hereto, during the period from June 30, 1996 to the date hereof, no such intercompany liabilities have been paid and no settlements of such intercompany liabilities have been made except intercompany liabilities that have been paid or settled on a basis consistent with the JANY's past practice or as provided in Section 2.12(xiv).

         Section 2.28. Employee Loans. All loans issued by JANY to any officer, director or employee of Seller or JANY are set forth on Schedule 2.28 attached hereto. Except as set forth on Schedule 2.28 attached hereto, all such loans were issued in accordance with commercially reasonable underwriting standards and there is no default on any such loan.

         Section 2.29. Credited Rates. JANY has complied and is in compliance with all applicable contract provisions and Laws associated with credited interest rates related to the Insurance Contracts.

         Section 2.30. Related Agreements. Each of the Related Agreements is similar in all material respects to one of the forms set forth on Schedule 2.30 attached hereto. Neither Seller nor JANY knows of any Related Agreements other than those that gave rise to the commissions listed in Schedule 2.30 attached hereto concerning commissions payable on the Insurance Contracts. JANY is not in breach of any of the Related Agreements and, to the knowledge of Seller, none of the other parties to the Related Agreements is in breach thereof.

         Section 2.31. Third Party Administration Agreements. Schedule 2.31 attached hereto lists all third party administration agreements to which JANY is a party (the "Third Party Administration Agreements"). The Third Party Administration Agreements are valid and binding obligations of JANY, enforceable against JANY in accordance with their terms, and to JANY's knowledge, are valid and binding obligations of the other parties thereto, enforceable against such other parties in accordance with their terms. JANY is not in breach of any of such Third Party Administration Agreements and, to the knowledge of Seller, none of the other parties to such Third Party Administration Agreements is in breach thereof.

         Section 2.32. Mortgage Loans.

                  (a) Except as set forth on Schedule 2.32(a) attached hereto, Seller is the holder of a first lien position on the Mortgage Loans free and clear of any other Liens, except for with respect to the Mortgaged Property or the mortgage related thereto (a) the lien of current real property taxes and assessments, ground rents, personal property taxes, water rates, water frontage charges and/or meter charges, sewer taxes or rents and other similar charges or assessments, in each case not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record of a type acceptable to lending institutions generally or specifically referred to in the title insurance policy or title opinion issued in connection with the original loan made with respect to the Mortgaged Property, (c) mechanics' or similar liens or claims for work, labor and materials, (d) zoning and other land use restrictions and ordinances, including, without limitation, landmark, historic and wetland designations, (e) rights of tenants under leases or other rights of tenants or rights of other occupants of the premises with or without the legal right to do so, (f) any state of facts an accurate survey would show with respect to the Mortgaged Property, (g) the failure of the premises to comply with applicable occupancy Law or municipal violations of record, (h) in the case where the Mortgaged Property is a condominium unit, the lien of a condominium association on such Mortgaged Property for unpaid maintenance or common expense assessments not yet due and payable, (i) littoral or riparian rights, if any, (j) any right, title or interest in any minerals, mineral rights or related matters including but not limited to oil, gas, coal and other hydrocarbon whether or not shown by the public records and, (k) the lien of any secondary financing in each case, which do not materially impair the Mortgage Loan ("Permitted Mortgage Liens"). As of the date specified therein, the (i) loan number, (ii) loan class, (iii) lien priority, (iv) borrower's name,
(v) property address, (vi) outstanding principal amount, (vii) book value,
(viii) delinquency status, (ix) status code, (x) current interest rate (or the method of calculating same), (xi) service fee rate, (xii) net interest rate,
(xiii) maturity date and (xiv) percentage owned by JANY for each Mortgage Loan are materially as set forth in the Mortgage Loan Schedule. Except as set forth on Schedule 2.32(a) attached hereto, the proceeds of each Mortgage Loan have been fully disbursed and there are no future or additional advances to be made with respect to any Mortgage Loans. Except as set forth on Schedule 2.32(a) attached hereto, no Mortgage Loan has been delinquent for a period of more than 30 days within the last 12 months in the payment of any principal or interest thereon. Each Mortgage Loan is a permitted investment for Minnesota life insurers under applicable Law.

                  (b) With respect to each Mortgage Loan and any and all Loan Documents relating thereto, to Seller's knowledge (i) each of such Mortgage Loans and Loan Documents are the legal, valid, and binding obligation of the mortgagor, obligor or the guarantor, as applicable, and each is enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy or insolvency Laws, provided that in this case, Seller may rely upon borrower's closing counsel's opinion letter if originated by Seller, or upon representations and warranties given to Seller by another financial institution or entity if purchased by Seller, or in the absence of either, without due inquiry or investigation by Seller so long as Purchaser is assigned the benefits of such opinions, representations or warranties, (ii) none of such Mortgage Loans or Loan Documents is the subject of any agreement, contract or other arrangement (other than this Agreement) pursuant to which any interest in any Mortgage Loan or any payment due under any Mortgage Loan or with respect to any Mortgage Property has been or is intended to be sold, used as collateral, transferred to or otherwise disposed of to any Person or Persons by the original lender, subject to the participatory interests of other lenders or investors as are set forth on Schedule 2.32(b) attached hereto.

                  (c) With respect to each Mortgage Loan and any and all Loan Documents relating thereto, the mortgagor does not have a valid defense to the payment in full of such Mortgage Loan that arises from applicable Laws and such Mortgage Loan is not subject to any right of rescission, set-off, abatement, diminution or counterclaim, except in any case as such right or defense may be provided by bankruptcy, insolvency, reorganization or other similar Laws affecting the enforcement of creditors' rights generally and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                  (d) None of the terms of any Loan Documents relating to any Mortgage Loan have been waived, amended or modified in any respect, except as set forth on the Mortgage Loan Schedule and except for such waivers, amendments and modifications as do not adversely affect (i) any mortgagor's, obligor's or guarantor's obligation to pay principal, interest or other sums required (including the timing of such payments) to be paid under such Loan Documents,
(ii) Seller's Liens against the Mortgage Property securing the Mortgage Loan or
(iii) the
enforceability in a timely manner of such Liens. Except as set forth in the Mortgage Loan Schedule, no Mortgage Loan has been satisfied, subordinated or rescinded, in whole or in part except (i) upon full payment of the underlying loan or, in the case of a partial release, in connection with the receipt of an independent third party MAI self-contained appraisal evidencing that there is sufficient collateral (which for this purposes shall mean no more than 80% loan to value) remaining with respect to such Mortgage Loan or (ii) as a result of a final judgment or its equivalent of a condemnation or eminent domain proceeding which does not materially impair the Mortgaged Property or Mortgage Loan. Except as set forth on Schedule 2.32(d) attached hereto, no mortgagor, obligor nor any guarantor listed on the Mortgage Loan Schedule in respect of any Mortgage Loan has been released, in whole or in part except in accordance with the terms of the Note and Mortgage except in the case of a partial release either (i) as a result of a written loan modification or assumption agreement or (ii) if, prior to the release of any mortgagor, obligor or guarantor, a determination was made by Seller that (A) such mortgagor, obligor or guarantor was insolvent or deemed to have a lack of ability to make any material contribution with respect to the outstanding Mortgage Loan debt and (B) that the remaining mortgagor, obligor or guarantor was able to repay the outstanding Mortgage Loan debt, in either case such that the release of any mortgagor, obligor or guarantor would not have a material adverse impact on the repayment of the Mortgage Loan.

                  (e) None of the Mortgage Loans are cross-collateralized with any other mortgage loan except for another Mortgage Loan other than a cross-collateralization which does not have a material adverse impact on the repayment of the Mortgage Loan.

                  (f) The Mortgage File with respect to each Mortgage Loan contains all of the Loan Documents relating to each such Mortgage Loan, including, but not limited to, all documents described on Exhibit D and all such documents are true, complete and correct copies of the documents they purport to be. Except as set forth on
Schedule 2.32(f) attached hereto, the Mortgage Loan Files contain the original promissory notes and/or other evidence of indebtedness (including all amendments thereto) and the originals of all credit enhancements, if any, as applicable.

                  (g) With regard to the Mortgaged Property relating to any Mortgage Loan, to the knowledge of Seller no material amount of Hazardous Substances has been disposed of or identified on, under or at such Mortgaged Property the presence of which is either in violation of Law or would, under applicable Laws, require (or permit any Governmental Entity to require) removal or remediation of such Hazardous Substance, except to the extent that removal or remediation has occurred or will occur prior to the Closing Date and except as would not materially affect the Mortgaged Property or the repayment of the Mortgaged Loan.

                  (h) To the knowledge of Seller, there is no pending or threatened condemnation proceeding affecting any Mortgaged Property, or any part thereof, which could have an adverse effect upon the current use of such Mortgaged Property.

                  (i) To the knowledge of Seller, there is no pending or threatened Action relating to such Mortgage Loan affecting the Mortgaged Property relating to such Mortgage Loan which would have a material and adverse effect upon such Mortgage Loan.

                  (j) Seller has received no written notice (i) of any material violation of any Law which is a direct result of the maintenance, operation, occupancy, or use of any of the Mortgaged Property related to such Mortgage Loan, in its present manner such that the violation would materially adversely affect the operation, occupancy or other use of such Mortgaged Property and (ii) that any material Permits and approvals required by Governmental Entities having jurisdiction over the operation of such Mortgaged Property in its present manner have not been performed, issued or paid for or are not in full force and effect.

                  (k) With respect to each Mortgage Loan, (i) each Mortgage is covered by a title insurance policy or where customary an opinion of title from a law firm in such jurisdiction, insuring or opining that the Mortgage creates the first priority Lien it purports to create and that the Mortgage is not subject to any defect or encumbrance except Permitted Mortgage Liens, (ii) no claims have been made by Seller or, to Seller's knowledge, any other Person under any title policy relating to any Mortgage Loan, (iii) there has been no act or omission by Seller, or to Seller's knowledge, any party holding an interest in any title policy (including without limitation any failure to pay the premiums therefor) that creates sufficient grounds for the defense by the title insurer of any claims by the insured or that otherwise limits the title insurer's liability under any title policy relating to any Mortgage Loan and
(iv) there has been no act or omission by Seller, or to Seller's knowledge, any party holding an interest in any title policy that has caused a subordination of the priority of any Lien as insured under any title policy relating to any Mortgage Loan. Seller is the insured under any title policy relating to any Mortgage Loan, either by name, endorsement or by virtue of being the successor to the original named insured lender. Seller is either the sole insured or a participant insured in those Mortgage Loans in which the Seller does not hold 100% of the first Lien.

                  (l) Except as set forth on Schedule 2.32(l) attached hereto, there are no delinquent real estate taxes in respect of any Mortgage Property except as set forth on the Mortgage Loan Schedule or any deficiency in any obligor's obligations to pay amounts into escrow (other than in the case of escrows where property taxes have been increased in the past 12 months).

                  (m) If upon origination the Mortgaged Property relating to such Mortgage Loan was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and the flood insurance described below is available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administrator, if available, is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the lesser of (i) the unpaid principal balance of such Mortgage Loan, (ii) the full insurable value of such Mortgaged Property or (iii) the maximum amount of insurance available under the Flood Disaster Protection Act of 1973.

                  (n) A hazard insurance policy with a standard mortgagee clause is in effect with respect to each Mortgage Loan (other than a Mortgage Loan secured solely by unimproved land), in an amount representing coverage not less than the lesser of (i) the unpaid principal balance of such Mortgage Loan or
(ii) the full insurable value of the Mortgaged Property relating to such Mortgage Loan.

                  (o) All servicing contracts related to the Mortgage Loans originated by JANY are terminable at the election of JANY at termination fees that are no greater than customary termination fees paid in accordance with industry practice.

         Section 2.33. No Waiver of Defenses. JANY has not waived any defenses, claims or Actions which would have been available to JANY under the Insurance Contracts or the Related Agreements.

         Section 2.34. GAAP Financial Statements. On or prior to the date hereof, JANY has delivered to Purchaser true, correct and complete copies of (a) the audited consolidated balance sheets of John Alden Financial Corporation ("John Alden") and its subsidiaries as of December 31, 1995 and 1994, prepared in accordance with GAAP, together with the notes thereon and the related report of Price Waterhouse the independent certified public accountant of John Alden, and (b) the audited consolidated statements of income, stockholders' equity and cash flows of John Alden and its subsidiaries for the years ended December 31, 1995, 1994 and 1993 prepared in accordance with GAAP, together with the notes thereon and the related report of Price Waterhouse (collectively, the "John Alden Financial Statements"). JANY has delivered to Purchaser true, correct and complete copies of the consolidated balance sheets, and the related consolidated statements of income, stockholders' equity and cash flows of John Alden and its subsidiaries for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, prepared in accordance with GAAP (the "Interim John Alden Financial Statements"). The John Alden Financial Statements and the Interim John Alden Financial Statements are based on the books and records of John Alden and its subsidiaries and have been prepared in accordance with GAAP consistently applied (except in the case of the Interim John Alden Financial Statements for normal year end adjustments). The John Alden Financial Statements have been audited by Price Waterhouse. The John Alden Financial Statements and the Interim John Alden Financial Statements fairly present in all material respects the consolidated financial position and results of operations of John Alden and its subsidiaries as of the dates and for the periods indicated therein.

         For purposes of this Article 2, references to the knowledge of Seller means, after reasonable inquiry, the actual knowledge of the officers of Seller having the title of Senior Vice President or higher.

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

         Section 3.1. Organization and Standing. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Arizona. Purchaser has all corporate power and authority necessary or required by Law to own, lease and operate its assets, properties and business and to carry on the operations of its business as currently conducted by it.

         Section 3.2. Authorization. Purchaser has all corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement. Purchaser is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is required to be so qualified, licensed or admitted to do business by the Laws thereof, except where the failure to so qualify, be admitted or licensed, individually or in the aggregate is not reasonably likely to have a Material Adverse Affect on Purchaser. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly authorized by all necessary corporate and shareholder actions on the part of Purchaser. This Agreement, when executed by the Parties, will constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         Section 3.3. Actions and Proceedings. Except as disclosed on Schedule
3.3 attached hereto, (a) there are no outstanding Orders by or with any court, arbitrator or Governmental Entity before which Purchaser or any of its material Affiliates is or was a party that, individually or in the aggregate, have a Material Adverse Effect on Purchaser, and (b) there are no Actions pending or, to Purchaser's knowledge, threatened against Purchaser or any of its material

Affiliates which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

         Section 3.4. No Conflict or Violation. Except as disclosed on Schedule
3.4 attached hereto, the execution, delivery and performance by Purchaser of this Agreement in accordance with the terms and conditions hereof do not and will not (a) violate any provision of the charter, by-laws or other organizational document of Purchaser, in each case, as amended to date, (b) violate, constitute a default under, or result in the breach, cancellation or termination of, accelerate the performance required under, or result in the creation of any Lien upon any of the assets of Purchaser, pursuant to, any mortgage, deed of trust, guaranty, note, indenture, bond, lease, agreement or other instrument to which Purchaser is a party or by or to which it or any of its assets may be bound, (c) violate any Order of any court, arbitrator or Governmental Entity against, or binding upon, or any agreement with, or condition imposed by, any court, arbitrator or Governmental Entity binding upon Purchaser or any of such assets, (d) violate any Law or (e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment or revocation of, any Permit related to Purchaser's business.

         Section 3.5. Consents and Approvals. Except as required under the HSR Act or as set forth on Schedule 3.5 attached hereto, no consent, approval, exemption or authorization is required to be obtained from, no notice is required to be given to and no filing is required to be made with any third party (including, without limitation, Governmental Entities of competent jurisdiction) by Purchaser in order (a) for this Agreement and the Transition Services Agreement to constitute a valid and binding obligation of Purchaser,
(b) to authorize or permit the consummation of the transactions contemplated hereby by Purchaser or (c) to authorize or permit Purchaser to conduct the business of JANY after the Closing.

         Section 3.6. Brokerage and Financial Advisers. No broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Purchaser in connection with this Agreement or the transactions contemplated hereby, except Goldman Sachs & Company, whose fees for services rendered in connection with such transactions will be paid by Purchaser.

         Section 3.7. GAAP Financial Statements. On or prior to the date hereof, Purchaser has delivered to Seller true, correct and complete copies of (a) the audited consolidated balance sheets of SunAmerica Inc. ("SunAmerica") and its subsidiaries as of December 31, 1995 and 1994, prepared in accordance with GAAP, together with the notes thereon and the related report of Price Waterhouse, the independent certified public accountant of SunAmerica, and (b) the audited consolidated statements of income, stockholders' equity and cash flows of SunAmerica and its subsidiaries for the years ended December 31, 1995, 1994 and 1993, prepared in accordance with GAAP, together with the notes thereon and the related report of Price Waterhouse (collectively, the "SunAmerica Financial Statements"). Purchaser has delivered to Seller true, correct and complete copies of the consolidated balance sheets, and the related consolidated statements of income, stockholders' equity and cash flows of SunAmerica and its subsidiaries for the quarters ended March 31, 1996 and June 30, 1996, prepared in accordance with GAAP (the "Interim Purchaser Financial Statements"). The SunAmerica Financial Statements and the Interim Purchaser Financial Statements are based on the books and records of SunAmerica and its subsidiaries, and the SunAmerica Financial Statements have been prepared in accordance with GAAP consistently applied, audited by Price Waterhouse and fairly present in all material respects the consolidated financial position and results of operations of SunAmerica and its subsidiaries as of the dates and for the periods indicated therein.

         Section 3.8. Statutory Financial Statements. Purchaser has furnished to Seller true, complete and correct copies of the Annual Statements of Purchaser as filed with the Arizona Department of Insurance for the years ended December 31, 1995, 1994 and 1993, together with all attachments, exhibits and schedules thereto and all affirmations and certifications filed therewith and applicable actuarial opinions for such years. Purchaser has furnished to Seller true, complete and correct copies of the Quarterly Statements of Purchaser as filed with the Arizona Department of Insurance for the quarters ended March 31, 1996 and June 30, 1996, together with all attachments, exhibits and schedules thereto and all affirmations and certifications filed therewith and no further amendments thereto are being considered. Each such Annual Statement and Quarterly Statement complied in all material respects with all applicable Laws when so filed and were timely filed with all required Governmental Entities. No material deficiencies have been asserted or are otherwise known by Purchaser with respect thereto. Each such Annual Statement and Quarterly Statement was prepared in accordance with SAP applied on a consistent basis (except for changes, if any, disclosed therein) and fairly presents (in accordance with SAP) the financial condition of Purchaser as of the respective dates thereof or its results of operations or cash flows, as the case may be, for and during the respective periods covered thereby, (provided the Quarterly Statements are subject to normal year end adjustments and lack footnotes and other presentation items). There were no material liabilities affecting Purchaser as of December 31, 1995 required in accordance with SAP to be reflected or disclosed in the Annual Statement for the period then ended, or as of March 31, 1996 or June 30, 1996 required in accordance with SAP to be reflected or disclosed in the Quarterly Statement for the period then ended, which are not so reflected or disclosed therein.

         Section 3.9. Rating. As of the date hereof, the Standard & Poor's Corporation Claims - Paying Ability Rating of Purchaser is AA- and the Moody's Investor Service, Inc. Financial Strength rating of Purchaser is A2. Purchaser's A.M. Best & Co. rating is A+ (superior) and its Duff & Phelps rating is AA.

         Section 3.10. Investment Intent and Acknowledgement. Purchaser is purchasing the JANY Stock for its own account and not with a view toward, or for resale in connection with, any distribution thereof. Purchaser acknowledges that it and its representatives and advisors have had the opportunity to ask questions of and receive answers from Seller, JANY and their representatives to the extent that Purchaser and its representatives and advisors have deemed necessary and appropriate and to review all written documentation and other information requested by them, for the purpose of evaluating JANY, the purchase of the JANY Stock and the transactions contemplated by this Agreement, the Ancillary Agreements and the agreements contemplated hereby and thereby. In entering into this Agreement and in purchasing the JANY Stock, Purchaser has relied solely upon its own due diligence, its knowledge of the industry in which the Insurance Business is conducted and the representations and warranties of Seller expressly set forth in this Agreement, and not upon any other representations, warranties or statements of any kind; provided, however, that such diligence and knowledge shall not be deemed a waiver by Purchaser of any of its rights with respect to the representations and warranties of Seller.

         For purposes of this Article 3, references to the knowledge of Purchaser means, after reasonable inquiry, the actual knowledge of officers of Purchaser having the title of Senior Vice President or higher.

                                    ARTICLE 4

                              PRE-CLOSING COVENANTS

         Section 4.1. Conduct of Business.

                  (a) Prior to the Closing, Seller shall, and shall cause JANY to, unless Seller shall receive the prior written consent of Purchaser:

                           (i) operate the business of JANY as presently operated and only in the ordinary course and consistent with past practice (including but not limited to past underwriting standards and investment philosophies) subject however to such changes as may be required by changes in applicable Laws or contemplated by this Agreement; and

                           (ii) use commercially reasonable efforts to preserve its relationship with and the goodwill of its brokers, customers, suppliers, employees and other Persons having business dealings with Seller and/or JANY in connection with its business.

                  (b) Without limiting the generality of the foregoing, Seller will or will cause JANY to:

                           (i) use commercially reasonable efforts to (A) maintain all licenses, qualifications and authorizations necessary for JANY to do business in the State of New York, (B) maintain in full force and effect all material contracts, documents and arrangements set forth in Schedule 2.14 hereof, (C) maintain all of JANY's material assets and properties in good working order and condition, ordinary wear and tear excepted, (D) continue all current marketing and selling programs relating to JANY's business in accordance with its current marketing plan and (E) maintain each rating classification assigned to JANY as of the date hereof by insurance rating agencies.

                           (ii) cause the books and records of JANY to be maintained in the usual manner and consistent with past practice and not permit a material change in any underwriting, investment, actuarial, financial reporting or accounting practice or policy of JANY or in any assumption underlying such a practice or policy, or in any method of calculating any bad debt, contingency or other reserve for financial reporting purposes (including without limitation any practice, policy, assumption or method relating to or affecting the determination of insurance or annuities in force, premium or investment income, JANY Reserve Liabilities or operating ratios with respect to expenses, losses or lapses) except as may be required by a change in GAAP, SAP or Law.

                           (iii) (A) prepare and file all Tax Returns required to be filed by JANY prior to or on the Closing Date and (B) pay all Taxes indicated on such Tax Returns or otherwise due and payable prior to or on the Closing Date, unless such Taxes are being contested in good faith and adequate reserves have been established on the books and records of JANY.

                           (iv) (A) cause all JANY Reserve Liabilities with respect to Insurance Contracts established or reflected in the books and records of JANY to be (1) established or reflected on a basis consistent with those JANY Reserve Liabilities and reserving methods followed by JANY in the preparation of its December 31, 1995 Annual Statement filed with the New York Department of Insurance and (2) adequate to cover the total amount of all reasonably anticipated matured and unmatured benefits, dividends, losses, claims, expenses and other liabilities of JANY under all Insurance Contracts pursuant to which JANY has or will have any liability (including without limitation any liability arising under or as a result of any reinsurance, coinsurance or other similar contract); and (B) cause JANY to continue to own assets that qualify as legal reserve assets under all applicable Laws in an amount at least equal to the JANY Reserve Liabilities.

                           (v) use commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of coverage for JANY as the insurance afforded under the contracts listed in Schedule 2.26 attached hereto and cooperate with Purchaser, at Purchaser's cost and expense, to obtain additional or carry-on insurance with respect to JANY after the Closing. Any and all benefits under the contracts listed in Schedule 2.26 attached hereto paid or payable prior to the Closing with respect to the business, operations, affairs or assets and properties of JANY shall be paid or payable to JANY.

                           (vi) cause JANY to continue to administer the Insurance Contracts (including surrenders) in the ordinary course, consistent with past practice.

                           (vii) cause JANY to continue to comply with all Laws applicable to its business, operations or affairs, except for such failures to comply as would not, individually or in the aggregate, have a Material Adverse Effect.

                           (viii) cause JANY to invest current and future cash assets in high grade public corporate bonds (NAIC 1 or 2) designated by Purchaser on the first Business Day of each week or, if Purchaser does not make such a designation, in Qualified Investments and provide Purchaser with weekly reports showing the above investments in the form prepared by JANY in the ordinary course of its business.

                  (c) Unless otherwise provided in this Agreement, Seller will prevent JANY, without the approval of Purchaser, which approval shall not be unreasonably withheld, from and after the date hereof until the Closing, from:

                           (i) selling, assigning, transferring, mortgaging, pledging, leasing, granting or permitting to exist any Lien on or otherwise disposing of any assets which are material to JANY's business, taken as a whole, as presently conducted, other than with respect to investment and portfolio assets in the ordinary course of business, consistent with past practice;

                           (ii) increasing the rates of compensation (including bonuses) payable or to become payable to any officer, employee, agent, independent contractor or consultant of JANY;

                           (iii) except in the ordinary course of business consistent with past practice, incurring any obligation, liability or indebtedness, incurring any extraordinary losses, or disposing of, canceling, waiving or permitting to lapse any rights of material value;

                           (iv) changing in any material respect its accounting principles or practices (including, without limitation, any changes in depreciation or amortization policies or rates or any changes in any assumptions underlying any method of calculating reserves) other than as required by a change in GAAP, SAP or Law;

                           (v) except as disclosed herein, entering into or amending or terminating any transaction or contract that could reasonably be expected to have a Material Adverse Effect;

                           (vi) splitting, combining, redeeming, repurchasing or reclassifying the capital stock of JANY or declaring, setting aside, making or paying any dividend or other distribution in respect of the capital stock of JANY;

                           (vii) issuing or selling (or agreeing to issue or sell) any note, debenture, stock, or other security or any options, warrants, conversion or other rights to purchase any such securities or any securities convertible into or exchangeable for such securities or granting, or agreeing to grant, any such options;

                           (viii) amending the articles of incorporation or bylaws or other charter or organizational documents of JANY;

                           (ix) except in the ordinary course of business consistent with past practice, terminating, amending or executing any material reinsurance, coinsurance or other similar contract, as ceding or assuming insurer related to the Insurance Contracts;

                           (x) settling any intercompany account or obligations between Seller (or any of its Affiliates) and JANY; or

                           (xi) entering into any contract or agreement to do any of the foregoing;

         Section 4.2. Certain Transactions. From the date of this Agreement through the Closing, neither Seller, JANY nor any of their respective directors or officers will (nor will Seller permit its investment bankers or legal counsel to) solicit, encourage, engage in or initiate any negotiations or discussions with, or provide any information to, or otherwise cooperate in any other manner with, any Person or group (other than Purchaser and its Affiliates) concerning any sale, coinsurance, reinsurance, replacement or other disposition, directly or indirectly of the business of JANY or JANY's capital stock (except in the case of coinsurance or reinsurance, for performance of obligations under the reinsurance agreements listed on Schedule 2.11).

         Section 4.3. Investigations. From the date hereof through the Closing Date, Purchaser shall be entitled, through its counsel, actuaries and other employees and Representatives, to make such investigation of the assets, liabilities, business and operations of JANY, and such examination of the books and records of JANY, as Purchaser may reasonably request, including, without limitation, for the purpose of investigating the financial condition, service quality and operations of JANY. Any investigation, examination or interview by Purchaser of employees of Seller and JANY shall be conducted at reasonable times upon reasonable prior notice; and each of the Parties and its officers, employees and representatives, including, without limitation, counsel, investment bankers and independent public accountants, shall cooperate with the other's employees and representatives, as the case may be, in connection with such review and examination; provided, however, that such examination shall not be deemed a waiver by Purchaser of any of its rights with respect to the representations and warranties of Seller.

         Section 4.4. HSR Act Filings. Seller and Purchaser shall, as promptly as practicable, file, or cause to be filed, Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby, and will use their respective reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date. Seller and Purchaser will each furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of necessary filings or submissions to any government or regulatory agency, including, without limitation, any filings necessary under the provisions of the HSR Act.

         Section 4.5. Consents and Reasonable Efforts. Seller and Purchaser shall, and Seller will cause JANY to, cooperate and use their commercially reasonable efforts to obtain all consents, approvals and agreements of, and to give and make all notices and filings with, any Governmental Entities, necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement and the other agreements contemplated hereby. Seller shall, and Seller will cause JANY to, use its commercially reasonable efforts to obtain all approvals and consents to the transactions contemplated by this Agreement as set forth on Schedule 2.5 attached hereto. Purchaser will use its commercially reasonable efforts to obtain all approvals and consents to the transactions contemplated by this Agreement as set forth on Schedule 3.5 attached hereto, if any. In addition, if required by the New York Department of Insurance as a condition to consummation of the transactions contemplated hereby, Purchaser shall cause JANY to be merged at or after the Closing with another insurance company Affiliate of Purchaser.

         Section 4.6. Representations and Warranties. From the date hereof through the Closing Date, (a) Seller shall use its reasonable efforts to conduct its affairs, and to cause JANY to conduct its affairs, in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties contained in Article 2 shall continue to be true, complete and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, (b) Purchaser shall use its reasonable efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties as to Purchaser contained in Article 3 shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, (c) Seller shall notify Purchaser promptly of any event, condition or circumstance known to Seller occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by Seller and (d) Purchaser shall notify Seller promptly of any event, condition or circumstance known to Purchaser occurring from the date hereof through the Closing Date that would constitute a violation or breach of this Agreement by Purchaser.

         Section 4.7. Financial Statements and Reports.

                  (a) At the time of filing with the New York Department of Insurance, Seller will deliver to the Purchaser true and complete copies of each Annual Statement and Quarterly Statement filed by JANY after the date hereof and on or prior to the Closing.

                  (b) From and after the date hereof and through the Closing Date, Seller shall continue to prepare in the ordinary course of business consistent with past practice and shall deliver, as soon as available, to Purchaser, true and complete copies of customarily prepared internal management information reports (including financial statements, reports, and analyses prepared by or for Seller or JANY) prepared by or for Seller and as relate to any of the business, operations, or affairs of JANY, including without limitation normal internal reports which Seller or JANY prepares (such as those reflecting weekly net production, surrenders, head count and claims and monthly cash flow and operations expense) but excluding any statements, reports or analyses prepared in connection with any analyses of the transaction contemplated in this Agreement. Without limiting the foregoing, Seller will provide to Purchaser weekly a list of the portfolio securities held by Seller, which reflects the market value and book value thereof

(monthly) and any changes from the immediately preceding week (weekly), including without limitation, weekly maturities, prepayments, sales, redemptions or similar events.

         Section 4.8. Transfer Real Estate Owned. On or prior to the Closing Date, Seller shall cause JANY to transfer to Seller or its Affiliates all real estate owned (excluding leasehold interests) by JANY (on an as is-where is basis, with no representations or warranties) in exchange for a cash payment by Seller to JANY equal to the book value of such real estate owned on the date of exchange.

         Section 4.9. Stay-on Bonus. Seller, and not JANY, will pay any stay-on bonus to JANY employees announced on or before the Closing Date.

                                    ARTICLE 5

          CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASER TO CLOSE

         The obligations of Purchaser to consummate the transactions contemplated hereby are, unless waived by Purchaser in accordance with Section
11.4 hereof, subject to the fulfillment, at or before the Closing, of each of the following conditions:

                           (i) No Law or Order of a court, arbitrator or Governmental Entity of competent jurisdiction shall be in effect which prohibits, restricts or enjoins, and no Action shall be pending or threatened which seeks to prohibit, restrict, enjoin, nullify, seek material damages with respect to or otherwise materially adversely affect, the consummation of the transactions contemplated by this Agreement.

                           (ii) The applicable waiting period under the HSR Act, including all extensions thereof, shall have expired or been terminated and Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to it, of such expiration or termination.

                           (iii) All Permits, consents and waivers required from all Governmental Entities legally required to consummate the Closing and to perform this Agreement and the Transition Services Agreement and to consummate the transactions contemplated herein and thereby shall have been obtained and shall be in full force and effect and Purchaser shall have been furnished with appropriate evidence, reasonably satisfactory to it, of the granting of such Permits, consents and waivers.

                           (iv) All necessary consents to the transactions contemplated by this Agreement and the Transition Services Agreement shall have been obtained including, without limitation, those listed on
         Schedule 2.5 attached hereto, if any.

                           (v) Except for such changes as may be permitted or required pursuant to the terms hereof, the representations and warranties of Seller set forth in Article 2 hereof shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing, except that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true and correct only as of such date or period.

                           (vi) Seller shall have performed and complied with all covenants and agreements required to be performed or complied with by Seller under this Agreement prior to or concurrently with the Closing in all material respects.

                           (vii) Purchaser shall have received all certificates and other documents required to be delivered to Purchaser at or before the Closing pursuant to this Agreement duly executed by all necessary Persons (other than Purchaser).

                           (viii) Purchaser shall have received the Closing deliveries described in Section 1.3 hereof.

                           (ix) The transactions contemplated by this Agreement shall have been approved by the New York Insurance Department.

                           (x) Purchaser and Seller shall have previously or concurrently closed the transactions contemplated by the Asset Purchase Agreement.

                           (xi) Since December 31, 1995, there shall not have occurred any event or events or state of facts that individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect; provided, however, that for purposes of this subclause
         (xi), events or facts which affect the insurance or annuity industry generally (e.g., a change in general economic or market conditions, a change in tax Law or a change in insurance Law), shall not be included in determining whether a Material Adverse Effect has occurred.

                                    ARTICLE 6

            CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

         The obligations of Seller to consummate the transactions contemplated hereby are, unless waived by Seller in accordance with Section 11.4 hereof, subject to the fulfillment, at or before the Closing, of each of the following conditions:

                           (i) No Law or Order of a court, arbitrator or Governmental Entity of competent jurisdiction shall be in effect which prohibits, restricts or enjoins, and no Action shall be pending or threatened which seeks to prohibit, restrict, enjoin, nullify, seek material damages with respect to or otherwise materially adversely affect, the consummation of the transactions contemplated by this Agreement.

                           (ii) The applicable waiting period under the HSR Act, including all extensions thereof, shall have expired or been terminated and Seller shall have been furnished with appropriate evidence, reasonably satisfactory to it, of such expiration or termination.

                           (iii) All Permits, consents and waivers required from all Governmental Entities legally required to consummate the Closing and to perform this Agreement and the Transition Services Agreement and to consummate the transactions contemplated hereby and thereby shall have been obtained and shall be in full force and effect and Seller shall have been furnished with appropriate evidence, reasonably satisfactory to it, of the granting of such Permits, consents and waivers.

                           (iv) All necessary consents to the transactions contemplated by this Agreement and the Transition Services Agreement shall have been obtained, including, without limitation, those listed on Schedule 3.5 attached hereto.

                           (v) Except for changes as may be permitted or required pursuant to the terms hereof, the representations and warranties of Purchaser set forth in Article 3 hereof shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing, except that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true and correct only as of such date or period.

                           (vi) Purchaser shall have performed and complied with all covenants and agreements required to be performed or complied with by Purchaser under this Agreement prior to or concurrently with the Closing in all material respects.

                           (vii) Seller shall have received all certificates and other documents required to be delivered to Seller at or before the Closing pursuant to this Agreement duly executed by all necessary Persons (other than Seller and JANY).

                           (viii) Seller shall have received the Closing deliveries described in Sections 1.3 and 1.4 hereof.

                           (ix) The transaction contemplated by this Agreement shall have been approved by the New York Insurance Department.

                           (x) Purchaser and Seller shall have previously or concurrently closed the transactions contemplated by the Asset Purchase Agreement.

                           (xi) Since December 31, 1995 there shall not have occurred any event or events or state of facts that individually or in the aggregate has or could reasonably be expected to have a Material Adverse Effect on Purchaser; provided, however, that for purposes of this subclause (xi), events or facts which affect the insurance or annuity industry generally (e.g., a change in general economic or market conditions, a change in tax Law or a change in insurance Law), shall not be included in determining whether a Material Adverse Effect on Purchaser has occurred.

                                    ARTICLE 7

                             POST-CLOSING COVENANTS

         Section 7.1. Continued Access and Cooperation.

                  (a) Following the Closing Date, Seller shall (i) allow Purchaser, upon reasonable prior notice and during regular business hours, through its employees and other Representatives, at Purchaser's expense, to examine and make copies of any books and records retained by Seller within its possession or control ("control" for the purpose of this Section 8.1(a) being defined as the ability to cause delivery to Seller or access by Purchaser), to the extent they relate to JANY or the Insurance Business, for any reasonable business purpose, including, without limitation, the preparation or examination of Tax Returns, regulatory filings and financial statements and the conduct of any Action, whether pending or threatened, concerning the conduct of JANY or the Insurance Business prior to the Closing Date at Seller's offices or other facilities or properties and (ii) maintain such books and records for Purchaser's examination and copying. Access to such books and records shall be at Purchaser's expense and may not unreasonably interfere with Seller's or any successor company's business operations and Purchaser shall reimburse Seller for all reasonable out-of-pocket expenses incurred by Seller in copying such records. Seller shall retain such books and records for a period of at least seven years (extended by a period equal to any extension of the statute of limitations with respect to tax matters with respect to which such books and records are necessary and of which Purchaser shall notify Seller), after which time such books and records shall be delivered to Purchaser.

                  (b) Following the Closing Date, Purchaser shall (i) allow Seller, upon reasonable prior notice and during regular business hours, through its employees and other Representatives, at Seller's expense, to examine and make copies of the books and records of

JANY for any reasonable business purpose relating to Seller's prior ownership of JANY, including, without limitation, the preparation or examination of Tax Returns, regulatory filings and financial statements and the conduct of any Action or the conduct of any regulatory, contract holder, participant or other dispute resolution whether pending or threatened at Purchaser's offices or other facilities or properties, and (ii) maintain such books and records for Seller's examination and copying. Access to such books and records shall be at Seller's expense and may not unreasonably interfere with Purchaser's or any successor company's business operations and Seller shall reimburse Purchaser for all reasonable out-of-pocket expenses incurred by Purchaser in copying such books and records. Purchaser shall retain such books and records for a period of at least seven years (extended by a period equal to any extension of the statute of limitations with respect to tax matters with respect to which such books and records are necessary and of which Seller shall notify Purchaser).

         Section 7.2. Further Assurances.

                  (a) Upon the terms and subject to the conditions herein provided, each of Seller and Purchaser shall use all commercially reasonable efforts to take or cause to be taken, all actions or do, or cause to be done, all things or execute or cause to be executed any documents necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, the Transition Services Agreements and the other agreements contemplated hereby and thereby.

                  (b) On and after the Closing Date, Seller and Purchaser shall take all commercially reasonable action and execute any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) and give all notices and obtain all consents, approvals and Orders of Governmental Entities and other third parties which may be necessary to carry out any of the provisions hereof, including, without limitation, putting Purchaser in full possession and operating control of JANY.

         Section 7.3. Expenses. Except as otherwise specifically provided in this Agreement and the Transition Services Agreement, the Parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, the Transition Services Agreement and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of their respective Representatives; provided, however, that Purchaser shall bear (a) the cost of the filing fees in connection with the filings with the FTC and the Antitrust Division under the HSR Act with respect to the transactions contemplated hereby (which expense shall be borne equally by Seller and Purchaser if separate filings are required with respect to the transactions contemplated by this Agreement and the transactions contemplated by the JALIC Asset Purchase Agreement), and (b) the cost of obtaining required insurance regulatory approvals (other than any approvals that relate solely to Seller), from regulatory authorities.

         Section 7.4. Tax Indemnification and Other Tax Matters.

                  (a) Seller shall be liable for, shall pay to the relevant Tax Authorities, and shall indemnify and hold JANY and Purchaser harmless against,
(i) all Taxes that relate to (A) with respect to any taxable period that commences prior to the Closing Date, but ends on or after the Closing Date, the portion of the taxable period that commences on the first day of such taxable period and continues up to and including the Closing Date (the "Pre-Closing Straddle Period"), and (B) any other taxable period ending on or before the Closing Date, (ii) any Tax liability arising under Treasury Regulation section 1.1502-6 or equivalent state law provision as a result of JANY being included in a consolidated, combined or unitary federal or state income or franchise Tax Return prior to the Closing Date, (iii) federal income and state Taxes required to be paid by or on behalf of JANY as a result of the
Section 338(h)(10) Election (and any equivalent state law election) (as herein defined), if made pursuant to Section 7.4(g) hereof, (iv) any Tax liability arising as a result of JANY ceasing to be a member of the affiliated group of Seller for purposes of Section 1504 of the Code and (v) Taxes incurred by Purchaser or JANY as a result of a breach of a representation by Seller set forth in Section 2.17 hereof or a failure on the part of Seller to comply with the covenants and undertakings set forth in this Section 7.4, including Seller's covenant to join in making the Section 338(h)(10) Election, if so directed by Purchaser pursuant to Section 7.4(g) hereof, provided that such failure does not result from any act or omission on the part of Purchaser or, after the Closing Date, JANY. The federal income Taxes described in Section 7.4(a)(iii) above shall be calculated by comparing (x) JANY's actual liability for federal income Taxes for the taxable period in which the "deemed asset sale" resulting from the
Section 338(h)(10) Election is reported to (y) the liability for federal income Taxes that JANY would have had for such period had the Section 338(h)(10) Election not been made. The state Taxes described in Section 7.4(a)(iii) above shall mean JANY's actual liability for state income or other Taxes payable to the State of New York or any other state or local Tax jurisdiction arising from the "deemed asset sale" or other consequences resulting from the Section 338(h)(10) Election (and any state law equivalent or any election that is deemed to result from the filing of the Section 338 (h)(10) Election).

                  (b) Except as provided in Section 7.4(a) or Section 9.4 hereof, Purchaser and JANY shall be liable for, shall pay to the appropriate Tax Authorities, and shall hold Seller harmless against all Taxes that relate to (i) with respect to any taxable period that commences prior to the Closing Date but ends after the Closing Date, the portion of the taxable period that commences on the first day after the Closing Date and continues up to and including the last day of such taxable period (the "Post-Closing Straddle Period") and (ii) any taxable period that begins after the Closing Date.

                  (c) Whenever it is necessary for purposes of this Section 7.4 to determine the liability for Taxes of JANY for a taxable period that begins before and ends after the Closing Date, the determination shall be made by assuming that JANY had a taxable year which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (such as the deduction for depreciation) shall be apportioned on a time basis.

                  (d) Except to the extent provided in this Section 7.4(d), JANY's participation under the tax allocation agreement among the Houston National Life Insurance Company consolidated group ("Tax Allocation Agreement") shall be terminated as of the Closing Date. After the date hereof, JANY shall continue to make Tax payments to Seller pursuant to the Tax Allocation Agreement ("Tax Allocation Payments") and appropriate estimated tax payments to the State of New York in respect of taxable periods described in Section 7.4(a)(i) above; provided, however, the computation of such payments shall not take into account (and Seller shall indemnify JANY against) any Taxes described in Section 7.4(a)
(ii), (iii), (iv) and (v) above. At the time a consolidated federal income Tax Return that includes JANY for a taxable period described in Section 7.4(a)(i) hereof is filed, (i) Purchaser shall pay (or cause JANY to pay) to Seller the amount by which (x) the amount of Tax to be reported on such Tax Return that pertains to JANY, exclusive of any Taxes described in Section 7.4(a) (ii),
(iii), (iv) and (v) above ("JANY's Adjusted Tax Return Liability") exceeds (y) the total Tax Allocation Payments previously made by JANY in respect of the taxable period covered by such Tax Return

("JANY's Total Tax Allocation Payments"), and (ii) Seller shall pay to Purchaser or JANY the amount by which JANY's Total Tax Allocation Payments exceeds JANY's Adjusted Tax Return Liability, as well as any other amounts required to be paid to JANY pursuant to the Tax Allocation Agreement with respect to the taxable period covered by the Tax Return. At the time any state or local Tax Return of JANY is filed that pertains to a taxable period described in Section 7.4(a)(i) hereof or that covers Taxes described in Section 7.4(a)(iii) hereof, Seller shall pay to Purchaser or JANY so much of the Tax liability of JANY to be reported on such Tax Return that relates to Taxes described in Section 7.4(a)(ii), (iii) and (v) hereof. Any payments required to be made by Seller or Purchaser pursuant to the preceding two sentences shall also include interest, if any, commencing on the due date (without extensions) of the Tax Return in question at an annual rate equal to the one year LIBOR rate in effect on such due date plus 25 basis points. Any disputes regarding the calculation of any payments required to be made pursuant to this Section 7.4(d) shall be resolved pursuant to the procedure set forth in Section 1.6 above. Except for the payments permitted or required to be made by Purchaser or JANY pursuant to this
Section 7.4(d), nothing contained herein shall in any way affect Seller's indemnification obligations pursuant to Section 7.4(a) hereof, including with respect to any subsequently determined deficiencies in Tax arising in respect of any Tax Return covering a period described in Section 7.4(a)(i) hereof.

                  (e) In the event that Seller or JANY is or becomes entitled to or receives any refund of Taxes attributable to JANY in respect of the Pre-Closing Straddle Period or any other taxable period ending on or prior to the Closing Date, (i) Purchaser, JANY and Seller shall cooperate with each other and take all reasonable actions necessary to obtain such refund and (ii) the amount thereof plus any interest related thereto, shall be (A) the property of (and paid over to) Seller (but net of any Taxes imposed on JANY with respect thereto) if it relates to a Tax period or portion thereof ending on or before June 30, 1996 and was not reflected as an asset or used to reduce the accrual for Taxes, on the Financial Statement for the period ended June 30, 1996, and (B) JANY in all other cases.

                  (f) (i) Seller shall prepare and timely file (or provide to Purchaser for filing, if applicable) all Tax Returns required or permitted by applicable Law to be filed by JANY (or by Seller on its behalf) with respect to periods ending on or before the Closing Date. Seller shall cause JANY to close its books as of the Closing Date in compliance with the requirements of Treasury Regulation 1.1502-76(b) and any similar state or local Law. If the Closing Date shall not occur at the end of a calendar month, Seller, with Purchaser's written consent, which will not be unreasonably withheld, shall be permitted to ratably allocate the calendar month's items of income and expense in accordance with Regulation Section 1.1502-76(b)(2)(iii). Purchaser and JANY shall (A) cooperate with Seller for the purpose of making any election under applicable Law to permit JANY to file any short period Tax Return for the taxable period ending on the Closing Date and (B) provide access to all relevant books and records for purposes of preparing such Tax Returns. Unless otherwise required by applicable Law and disclosed in writing to Purchaser by Seller in advance of the filing of the relevant Tax Return, any Tax Return to be prepared by Seller pursuant to this Section 7.4(f) shall be prepared on a basis consistent with past practice and shall not be prepared in a manner calculated to accelerate or defer any income or deductions into any taxable period in order to achieve a result favorable to Seller and detrimental to Purchaser as a result of the transactions contemplated by this Agreement. Purchaser shall be given the opportunity to review any such Tax Return not less than 30 days prior to the due date for the filing of such return with the relevant Governmental

Entity, and Seller shall consult with Purchaser in good faith with respect to any issues that Purchaser may have regarding such Tax Return. Purchaser shall have the right to approve (which approval will not be unreasonably withheld) any position taken in such Tax Return that affects Purchaser's or JANY's liability for Tax Allocation Payments or estimated Tax payments pursuant to Section 7.4(d) hereof or Taxes described in Section 7.4(b) hereof. Unless required by applicable Law, Seller shall not file an amended Tax Return for JANY without Purchaser's consent if such amendment would cause or increase JANY's liability for any Taxes described in Section 7.4(b) hereof.

                           (ii) Purchaser shall file or cause to be filed when
due all Tax Returns with respect to Taxes that are required to be filed by or with respect to JANY for taxable years or periods ending after the Closing Date. With respect to any such Tax Return that covers a Pre-Closing Straddle Period, a copy of such Tax Return shall, to the extent permitted by applicable law, be prepared on a basis consistent with past practices of JANY and shall be provided to Seller within 30 days prior to the due date (including extensions) for the filing thereof. Seller shall have the right to approve (which approval shall not be unreasonably withheld) such Tax Return to the extent it would require an indemnification payment by Seller pursuant to Section 7.4(a) hereof. Unless required by applicable law, Purchaser shall not file an amended Tax Return for JANY without Seller's written consent if such amendment would cause or increase Seller's indemnification obligations pursuant to Section 7.4(a) hereof.

                  (g) At Purchaser's request, Seller will join with Purchaser in making a timely election pursuant to Section 338(h)(10) of the Code (the "338(h)(10) Election"), and any equivalent election in any state or states that Purchaser may designate, with respect to the purchase and sale of JANY Stock contemplated by this Agreement. For purposes of determining the "deemed sales price", as defined in Regulation Section 1.338(h)(10)-(f) for purposes of this Section 7.4(g), the liabilities of JANY shall be equal to the amount of such liabilities for Federal income tax purposes as of the Closing Date. Purchaser shall have the initial responsibility for the timely preparation of IRS Form 8023-A, and all supporting statements, schedules, and required information applicable thereto (including an allocation of the purchase price to the assets of JANY), and such Form 8023-A, statements, schedules, and information (the "Form 8023-A Package") shall be submitted to Seller for its review no later than 120 days after the Closing Date. Within 30 days after the receipt by Seller of the Form 8023-A Package, Seller shall notify Purchaser of any objections or proposed changes. If Seller has no objections or proposed changes or if Purchaser and Seller agree on the resolution of all objections or proposed changes, Purchaser and Seller shall promptly file Form 8023-A and the relevant attachments with the IRS via certified mail with return receipt requested. As soon as practicable thereafter, Purchaser and Seller shall furnish to each other a photocopy of such certificate of mailing and return receipt. If Seller and Purchaser shall fail to reach an agreement with respect to any objection or proposed change within 180 days following the Closing Date, then any disputed objection(s) or proposed change(s) shall be submitted for resolution to the national offices of Price Waterhouse LLP or, if such firm refuses or is unable to undertake such matter, such other public accounting firm as Purchaser and Seller shall mutually agree (the "Resolution Accountant"). Purchaser and Seller shall use reasonable efforts to cause a report of the Resolution Accountant to be rendered within 10 Business Days of its appointment, and the Resolution Accountant's determination as to the appropriateness and extent of changes (if any) to the Form 8023-A Package shall be final and binding. The fees and disbursements of the Resolution Accountant's with respect to making such determination shall be borne one-half by

Seller and one-half by Purchaser. Promptly after such determination, Purchaser and Seller shall file Form 8023-A and the relevant attachments with the IRS in accordance with the procedure described above. Purchaser and Seller agree to file their respective tax returns, reports and forms, including IRS Form 8023-A, in a manner consistent with the finalized Form 8023-A Package.

                  (h) Purchaser or JANY shall promptly (i) notify Seller of the commencement of any claim, audit, examination or other proposed change or adjustment by any Governmental Entity concerning any Taxes for which Seller may be responsible under Section 7.4(a) hereof (a "Tax Claim") and (ii) furnish Seller with copies of any correspondence received from any Governmental Entity in connection with such Tax Claim. Seller shall promptly (i) notify Purchaser or JANY of the commencement of any claim, audit, examination or other proposed change or adjustment by any Governmental Entity concerning any Tax for which Purchaser or JANY may be responsible under Section 7.4(b) hereof and (ii) furnish Purchaser or the JANY with copies of any correspondence received from any Governmental Entity in connection with such claim. Notwithstanding the foregoing, no failure or delay in giving any notice described above shall relieve Seller of its obligations under this Section 7.4 except, and only to the extent, that it is prejudiced thereby.

                  (i) At its election, Seller may contest or settle any Tax Claim in any legally permissible manner at its sole cost and expense and, upon Seller's payment of such Taxes to the relevant Governmental Entity, may sue for a refund thereof. Seller shall control all correspondence, responses and proceedings related to any such contest or refund suit, and may pursue or forego any administrative proceedings, appeals or litigation in respect of such Tax Claim. Purchaser and JANY, as appropriate, will cooperate fully, provide access to all books and records, and will take all lawful action in connection with such contest or refund suit as Seller may reasonably request. Seller shall keep Purchaser and JANY, as appropriate, regularly apprised of the progress of any such contest or refund suit. In the event that such contest or refund suit may reasonably be expected to increase materially the liability of JANY for Taxes described in
Section 7.4(b) hereof, or increase JANY's obligation to make payments pursuant to Section 7.4(d) hereof dealing with tax sharing agreements, if any hereof, Seller shall consult with Purchaser in good faith as to any considerations that Purchaser may have regarding such contest or refund suit. If, during the course of an audit, the IRS proposes an adjustment to the purchase price allocation reflected in the Form 8023-A Package as ultimately approved by Seller or determined by the Resolution Accountant pursuant to Section 7.4(g) hereof, Seller shall (i) use its reasonable best efforts to defend in good faith such purchase price allocation in the course of the audit, (ii) keep Purchaser apprised of the progress of the audit, (iii) give Purchaser and JANY an opportunity to participate, at their own expense, in contesting the proposed adjustment to the purchase price allocation and (iv) obtain Purchaser's approval of any proposed settlement of the issues, which approval shall not be unreasonably withheld.

                  (j) In the event that Seller does not elect to contest a Tax Claim pursuant to Section 7.4(i) hereof, Purchaser or JANY may (but shall not be required to) contest such claim for the account of Seller, in which case (i) Seller shall have the right to review and approve in advance any correspondence or responses sent to any Governmental Entity by or on behalf of the JANY with respect to any Tax Claim and to participate in any subsequent administrative proceedings, appeals and litigation, if any, and (ii) Purchaser and JANY, as appropriate, shall provide access to all relevant books and records. Purchaser and JANY, as appropriate, shall keep Seller regularly apprised of the progress of any such contest, proceedings, appeals or litigation. In the event that Purchaser or JANY elects to contest such claim, Purchaser and JANY shall indemnify and hold harmless Seller for any Tax liability in excess of the amount of the Tax liability that would have arisen under the settlement that Seller was willing to accept and which Seller has disclosed to Purchaser and JANY in writing in advance of such election.

                  (k) In the event that, for any tax period ending after the Closing Date, JANY recognizes a loss or becomes entitled to a credit that may be carried back to a taxable period of JANY during which it was included in Seller's consolidated federal income Tax Return or any combined or unitary Tax Return that includes Seller or its Affiliates, such carryback shall be made only with Seller's written consent; provided that Seller shall consent to such carryback, shall cooperate in the filing of any required returns or claims for refund and shall pay Purchaser any Tax refund received or the amount of reduction in Taxes so obtained (net of any tax or other cost incurred by Seller in connection therewith) if Seller, in its reasonable discretion, determines that permitting such carryback or filing such returns or claims will not materially adversely affect Seller or its Affiliates.

         Section 7.5. Employee Plans. With respect to the John Alden Retirement Plan of Seller (the "Pension Plan") and the John Alden Employee Savings Incentive Plan of Seller (the "401(k) Plan"), Purchaser and Seller agree as follows:

                  (a) Pension Plan. Effective as of the Closing, JANY employees with accrued benefits under the Seller's Pension Plan will be offered, subject to any required spousal consent rules, the right to receive the value of such accrued benefits in a lump sum.

                  (b) 401(k) Plan. Assets held by Seller in Seller's 401(k) Plan on behalf of all Employees, at each such Employee's option, will be transferred as soon as practicable after the Closing to the trustees of a qualified plan maintained by Purchaser or its Affiliates (if permitted) or retained in Seller's 401(k) Plan (subject to rights of Employees with respect thereto). Any assets transferred will be transferred in accordance with the provisions of Seller's and Purchaser's 401(k) Plans.

         Section 7.6. Non-Discriminatory Treatment of Policyholders. Except as otherwise provided in the Indemnity Reinsurance Agreement between Seller and Purchaser dated concurrently herewith, from and after the Closing Date Purchaser shall use all commercially reasonable efforts to cause JANY to provide, at all times and from time to time, to the Policyholders under the Insurance Contracts crediting rates and renewal rates and standards of policyholder service and administration which are no less than those provided to other policyholders of insurance or annuity contracts issued, coinsured or reinsured by Purchaser or its Affiliates of a similar type and nature (including without limitation factors such as issue date, actual and anticipated lapse rates and surrender charge periods and other relevant features and market conditions) as the Insurance Contracts. Purchaser will use commercially reasonable efforts to include a provision substantially similar to this Section 7.6 in any agreement for the sale, transfer or bulk reinsurance of all or substantially all of the Insurance Contracts.

         Section 7.7. Change of Name. Purchaser will use commercially reasonable efforts to cause the name of JANY to be changed prior to December 31, 1997 to a name that does not include the phrase "John" or "Alden" or any variant thereof or any name substantially similar to John Alden. As soon as practicable after obtaining the approval of the New York Department of Insurance to a change of name, the policies sold under the "John Alden" name shall be endorsed with the new name of JANY. Seller hereby grants to Purchaser a license to use the "John Alden" name: (i) until such time as the name change has been approved; and (ii) thereafter, but only for the limited purpose of referring to JANY as being formerly known under its prior name.

                                    ARTICLE 8

                              TERMINATION; SURVIVAL

         Section 8.1. Termination of Agreement. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated:

                  (a) or at any time prior to the Closing, by mutual written consent of Seller and Purchaser;

                  (b) by written notice by Purchaser to Seller if there has been a material breach by Seller of any of the representations, warranties, agreements or covenants of Seller set forth herein which is not subject to cure prior to the Closing, or a failure of any other condition not subject to cure prior to the Closing to which the obligations of Purchaser are subject;

                  (c) by written notice by Seller to Purchaser if there has been a material breach by Purchaser of any of the representations, warranties, agreements or covenants of Purchaser set forth herein which is not subject to cure prior to the Closing, or a failure of any other condition not subject to cure prior to the Closing to which the obligations of Seller are subject;

                  (d) at any time after April 30, 1997 (the "Termination Date") and prior to the Closing, by Purchaser by written notice to Seller, if (A) the Closing shall not have been consummated on or before the Termination Date and
(B) the failure to consummate the Closing on or before the Termination Date did not result from the failure by Purchaser to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Purchaser;

                  (e) at any time after the Termination Date and prior to the Closing, by Seller by written notice to Purchaser, if (i) the Closing shall not have been consummated on or before the Termination Date and (ii) the failure to consummate the Closing on or before the Termination Date did not result from the failure by Seller to perform or comply with any covenant or agreement contained in this Agreement required to be performed or complied with prior to the Closing by Seller; or

                  (f) subject to Section 7.2 hereof, by written notice to Purchaser or Seller to the other, at any time after a Governmental Entity having jurisdiction over Purchaser or Seller has notified such Party that it will not provide an approval, consent or Order necessary for the terminating Party to consummate the transactions contemplated by this Agreement or the Ancillary Agreements and the Parties cannot subsequently procure such approval, consent or Order using their respective commercially reasonable efforts.

         Section 8.2. Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate without further liability of either Party to the other; provided that the obligations of the parties contained in
Section 7.3 (Expenses), Article 10 (Confidentiality) and Article 11 (Miscellaneous) shall survive any such termination. A termination under Section
8.1 shall not relieve any Party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

                                    ARTICLE 9

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         Section 9.1. Survival of Representations.

                  (a) The representations and warranties of Purchaser set forth in Article 3 hereof shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby for a period of 21 months following the Closing Date; provided, however, that the representations contained in Section 3.1 (Organization, Standing and Authority of Purchaser), and 3.2 (Authorization) shall survive until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive).

                  (b) The representations and warranties of Seller set forth in
Article 2 hereof shall survive the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby for a period of 21 months following the Closing Date; provided, however, that the representations contained in Sections 2.1 (Organization, Standing and Authority of JANY and Seller), 2.2 (Authorization), 2.16 (JANY Capital Stock), 2.17 (Tax Matters) and 2.21 (Pension and Other Employee Plans) shall survive until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive), and Sections 2.18 (Real Property) (paragraph (b) only) and 2.32 (Mortgages) (paragraph (g) only) will survive until the fifth anniversary of the Closing Date.

                  (c) No Action may be commenced by any Person with respect to any claim arising out of or relating to such warranties or representations after the expiration of the period for which such representations and warranties shall survive pursuant to this Section 9.1 (the "Applicable Survival Period"); provided, however, that, subject to this Article 9, any Person shall have the right to commence a suit, action or proceeding after the expiration of the Applicable Survival Period with respect to claims arising out of or relating to such representations and warranties which shall have been asserted by such Person under Section 9.4 hereof before the expiration of the Applicable Survival Period.

         Section 9.2. Indemnification by Purchaser and JANY.

                  (a) Subject to Sections 7.4, 9.1, the following provisions of this Section 9.2 and 9.4 hereof, Purchaser shall indemnify Seller and its Affiliates (other than JANY after the Closing) (collectively, the "Seller Group") for, and shall hold it harmless from, any and all damages, claims, suits, actions, causes of action, proceedings, investigations, losses, liabilities, assessments, judgments, deficiencies and expenses (including, without limitation, reasonable legal, accounting and other professional expenses) ("Liabilities") asserted against or incurred or sustained by the Seller Group relating to, associated with or arising out of (i) any breach by Purchaser of any covenant or agreement contained in this Agreement by Purchaser or (ii) any breach by Purchaser of any of the warranties or representations of Purchaser set forth in Article 3 of this Agreement.

                  (b) From and after the Closing, JANY shall indemnify each member of the Seller Group for, and hold the Seller Group harmless from, any and all Liabilities of any kind or nature asserted against or incurred or sustained by any or all of the members of the Seller Group arising out of, related to or associated with the Insurance Business or JANY, regardless of whether at the time of Closing such Liabilities were (A) foreseen or unforeseen, (B) known or unknown, (C) existing or arose in the future, (D) fixed or contingent, (E) matured or unmatured, (F) reflected in any of the Schedules attached hereto or
(G) relate to or are associated with events occurring or circumstances existing before or after the Closing; provided, however, that notwithstanding anything contained in this Section 9.2(b) to the contrary, JANY shall not be obligated hereunder to indemnify the Seller Group for, or to hold the Seller Group harmless from, any Liabilities under this
Section 9.2(b) to the extent that Seller is obligated to indemnify Purchaser in respect of the same Liabilities pursuant to Section 9.3 hereof (or would be obligated to indemnify Purchaser if (i) the limitation on representations or warranties under Section 9.1, or (ii) the dollar limitations on indemnification set forth in Section 9.2(c) hereof did not apply).

                  (c) The Seller Group shall be entitled to indemnification under Section 9.2(a)(ii) and 9.2(b), only when the aggregate amount of all Liabilities with respect to which the Seller Group would otherwise be entitled to indemnification under Sections 9.2(a)(ii) and 9.2(b) hereof and Section 10.2(a)(ii) of the Asset Purchase Agreement exceed $1.5 million. In addition, as soon as practicable after such Liabilities exceed $1.5 million, Purchaser shall pay to Seller $750,000. In no event shall the amount payable by Purchaser and its Affiliates (including JANY) to the Seller Group pursuant to Section 9.2(a)(ii) and 9.2(b) hereof and Section 10.2(a)(ii) of the Asset Purchase Agreement exceed $240,000,000.

                  (d) If any event shall occur or circumstance shall exist which would otherwise entitle the Seller Group to indemnification hereunder, Liabilities shall be deemed reduced to the extent of any proceeds (other than (i) proceeds from self-insurance and (ii) proceeds under experience-rated insurance policies the premiums for which would be increased by reason of the filing of a claim thereunder with respect to such Liability or expense) actually recovered, net of the cost of such recovery, by the Seller Group from any third party (including, without limitation, any insurance company) with respect thereto. In furtherance of the immediately preceding sentence, Seller agrees to, and to cause its Affiliates to, (i) in good faith, diligently seek recovery, at its or their own expense, of all such proceeds from all third parties with respect to all Liabilities with respect to which it or they make or may make a claim for indemnification hereunder and (ii) keep Purchaser fully and promptly informed of all material matters related thereto.

                  (e) To the extent that the undertakings set forth in Section 9.2(a) and (b) hereof may be unenforceable, Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Liabilities incurred by the Seller Group.

         Section 9.3. Indemnification by Seller.

                  (a) Subject to Sections 7.4, 9.1, the following provisions of this Section 9.3, and 9.4 hereof, Seller shall indemnify Purchaser and its Affiliates (including JANY after the Closing) (collectively, the "Purchaser Group") for, and shall hold them harmless from, any and all Liabilities asserted against or incurred or sustained by Purchaser relating to, associated with or arising out of: (i) any breach by Seller of any covenant or agreement contained in this Agreement by Seller, (ii) any breach by Seller of any of the warranties or representations set forth in Article 2 of this Agreement (other than Sections 2.18(b) and 2.32(g) hereof), (iii) any Extra Contractual Obligations, (iv) any Vanishing Premium Liabilities; provided, however, that Seller shall not be required to provide the indemnification with respect to Vanishing Premium Liabilities related to any In Force Insurance Contract if Purchaser reduces the dividend scale applicable to such Insurance Contract or (v) the Insurance Contracts issued by JANY without Permits as identified on Schedule 2.9 attached hereto.

                  (b) Subject to Section 9.1, the following provisions of this
Section 9.3 and 9.4 hereof, Seller shall indemnify the Purchaser Group for, and shall hold it harmless from, (i) one-half of any and all Liabilities up to an aggregate of $3,000,000 (i.e., $1.5 million of the first $3.0 million of such Liabilities) and (ii) any and all Liabilities in excess of $3,000,000 asserted against or incurred or sustained by the Purchaser Group relating to, associated with or arising out of any breach of the representations and warranties of Seller set forth in Sections 2.18(b) and 2.32(g) hereof and Section 3.22(g) of the Asset Purchase Agreement (without giving effect to the knowledge and materiality qualifiers set forth therein).

                  (c) The Purchaser Group shall be entitled to indemnification under Section 9.3(a)(ii), 9.3(a)(iii) and 9.3(a)(iv) hereof only when the aggregate amount of all Liabilities with respect to which the Purchaser Group would otherwise be entitled to indemnification under Sections 9.3(a)(ii), 9.3(a)(iii) and 9.3(a)(v) hereof and Section 10.3(a)(ii) of the Asset Purchase Agreement exceeds $1.5 million. In addition, as soon as practicable after such Liabilities exceeds $1.5 million, Seller shall pay to Purchaser $750,000. In no event shall the amount payable by Seller and its Affiliates to the Purchaser Group pursuant to Sections 9.3(a)(ii), 9.3(a)(iii) and 9.3(a)(v) hereof and
Section 10.3(a)(ii) of the Asset Purchase Agreement exceeds $240,000,000.

                  (d) If any event shall occur or circumstance shall exist which would otherwise entitle the Purchaser Group to indemnification hereunder, Liabilities shall be deemed reduced to the extent of any proceeds (other than (i) proceeds from self-insurance and (ii) proceeds under experience-rated insurance policies the premiums for which would be increased by reason of the filing of a claim thereunder with respect to such Liability) actually recovered, net of the cost of such recovery, by the Purchaser Group from any third party (including, without limitation, any insurance company) with respect thereto. In furtherance of the immediately preceding sentence, Purchaser agrees to, and to cause its Affiliates to, (i) in good faith, diligently seek recovery, at its or their own expense, of all such proceeds from all third parties with respect to all Liabilities with respect to which it or they make or may make a claim for indemnification hereunder and (ii) keep Seller fully and promptly informed of all material matters related thereto.

                  (e) To the extent that the undertakings set forth in Section 9.3(a) hereof may be unenforceable, Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Liabilities incurred by the Purchaser Group.

         Section 9.4. Indemnification Procedure.

                  (a) Within a reasonable time after obtaining knowledge thereof, a Person who may be entitled to indemnification hereunder (the "Indemnitee") shall promptly give the Party who may be obligated to provide such indemnification (the "Indemnitor") written notice of any Liability which the Indemnitee has determined has given or could give rise to a claim for indemnification hereunder (a "Notice of Claim"); provided, however, no failure or delay in giving any such Notice of Claim shall relieve the Indemnitor of its obligations except, and only to the extent, that it is prejudiced thereby. A Notice of Claim shall specify in reasonable detail the nature and all known particulars related to a Liability. The Indemnitor shall perform its indemnification obligations in respect of a Liability described in a Notice of Claim under Sections 9.2 or 9.3 hereof, as the case may be, within 30 days after the Indemnitor shall have received such Notice of Claim.

                  (b) The Indemnitor shall inform the Indemnitee promptly after the Indemnitor has made a good faith determination, based on the facts alleged in such Notice of Claim or which have otherwise become known to the Indemnitor, either that the Indemnitor acknowledges that it has an indemnification obligation hereunder in respect of such Liability or that the

Indemnitor has made a good faith determination that it has no indemnification obligation hereunder in respect of such Liability. If the Indemnitor fails to perform its obligations under this Section 9.4 or if the Indemnitor shall have informed the Indemnitee in writing in that the Indemnitor does not have an indemnification obligation hereunder in respect of such Liability, then the Indemnitee shall have the right, but not the obligation, to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall, in addition to indemnifying Indemnitee for the Liability, indemnify the Indemnitee for all of the legal, accounting and other costs, fees and expenses reasonably and actually incurred in connection therewith.

                  (c) The Indemnitor shall have the right and obligation, in good faith and at its own cost and expense, to cure, remediate, mitigate, remedy or otherwise handle any event or circumstance which gives rise to a Liability in respect of which a Notice of Claim has been given (including events and circumstances which can be cured, remediated, mitigated or remedied through the expenditure of money and events and circumstances which give rise to a Liability which can be measured in terms of money), regardless of the nature of such Liability. Such right and obligation shall include, without limitation, (i) the right to investigate any such event or circumstance, and (ii) the right to defend, contest or otherwise oppose any third party claim, demand, suit, action or proceeding related to such event or circumstance with legal counsel selected by it. The exercise of such right and performance of such obligation shall not constitute an admission or agreement by Indemnitor that it has an indemnification obligation hereunder in respect of such Liability. If the Indemnitor proposes to settle or compromise any such third party action, demand, claim, suit or proceeding, the Indemnitor shall give written notice to that effect (together with a statement in reasonable detail of the terms and conditions of such settlement or compromise) to the Indemnitee a reasonable time prior to effecting such settlement or compromise.

                  (d) The Indemnitee shall have the right, but not the obligation, to participate, at its own cost and expense, in the defense, contest or other opposition of any such third party claim, demand, suit, action or proceeding through legal counsel selected by it and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims which it may have. So long as the Indemnitor is in good faith performing its obligations under this Section 9.4, the Indemnitee shall (i) at Indemnitor's cost and expense, cooperate in all reasonable ways with, make its and its Affiliates' relevant files and records available for inspection and copying by, make its and its Affiliates' employees reasonably available to and otherwise render reasonable assistance to the Indemnitor upon request and (ii) not compromise or settle any such claim, demand, suit, action or proceeding without the prior written consent of the Indemnitor. The Indemnitee shall have the right (i) to object to the settlement or compromise of any such third party action, demand, claim, suit or proceeding whereupon if such settlement is solely a cash settlement (A) the Indemnitee will assume the defense, contest or other opposition of any such third party action, demand, claim, suit or proceeding for its own account and as if it were the Indemnitor and (B) the Indemnitor shall be released from any and all liability with respect to any such third party action, demand, claim, suit or proceeding to the extent that such liability exceeds the liability which the Indemnitor would have had in respect of such a settlement or compromise, or (ii) to assume, at any time by giving written notice to that effect to the Indemnitor, the cure, mitigation, remediation, remedy or other handling of such event or circumstance and the defense, contest or other opposition of any such third party action, demand, claim, suit or proceeding for its own account whereupon the Indemnitor shall be released from any and all liability with respect to such event or circumstance and such third party action, demand, claim, suit or proceeding.

                  (e) After the Closing, Purchaser shall and shall cause JANY to take all commercially reasonable actions which may be necessary to enable Seller to exercise its rights and perform its obligations under this Section 9.4.

                  (f) Notwithstanding anything contained herein to the contrary, each Party shall use, and shall cause its Affiliates to use, commercially reasonable efforts to mitigate any and all damages, losses, liabilities, costs and expenses in respect of which it may be entitled to indemnification hereunder.

                                   ARTICLE 10

                          PUBLICITY AND CONFIDENTIALITY

         Section 10.1. Publicity. Neither Party shall or shall permit its Affiliates to issue any publicity, release or announcement concerning the execution and delivery of this Agreement, the provisions hereof or the transactions contemplated hereby without the prior written approval of the form and content of such publicity, release or announcement by the other; provided, however, that no such approval shall be required when such publicity, release or announcement is required by (i) applicable Law, (ii) applicable rules or regulations of, or any listing agreement with, a national or foreign stock exchange or the Automated Quotation System maintained by the National Association of Securities Dealers, Inc. or (iii) any Order of any court, arbitrator or Governmental Entity of competent jurisdiction; and, provided further, that, prior to issuing any publicity, release or announcement without such prior written approval, the Party issuing or whose Affiliate is issuing such publicity, release or announcement shall have given reasonable prior notice to the other Party of such intended issuance and, if requested by the other Party, shall have used reasonable efforts at such other Party's own cost and expense to obtain a protective order or similar protection for the benefit of the other Party. In addition, with the prior written consent of the Parties, not to be unreasonably withheld, CS First Boston and Goldman Sachs & Company each may cause to be published such tombstone advertisements with respect to the transactions contemplated by this Agreement as it shall deem appropriate. Nothing contained herein shall prevent the communication of information with any Governmental Entity or any agency or other organization which rates the financial solvency or claims-paying ability of Seller, Purchaser or JANY, including without limitation, A.M. Best Company, Inc., Duff & Phelps, Standard & Poor's Corporation and Moody's Investors Services, Inc. or state insurance departments or other regulatory bodies.

         Section 10.2. Confidentiality.

                  (a) All data, reports, records and other information of any kind received by a Party or its Affiliates or Representatives (such Party being hereinafter referred to as the "Receiving Party") from the other Party or its Affiliates or Representatives, (such other Party being hereinafter referred to as the "Delivering Party") under this Agreement or in connection with the transactions contemplated hereby shall be treated as confidential (collectively, "Confidential Information"). Except as otherwise provided herein, the Receiving Party shall not use (and shall not permit its Affiliates, or Representatives to use) Confidential Information for its own (or their own) benefit and shall use commercially reasonable efforts (and shall cause its Affiliates, directors, officers and employees to use commercially reasonable efforts) to maintain the confidentiality of Confidential Information. If the Receiving Party or any of its Affiliates or Representatives is required to disclose Confidential Information by or to any court, arbitrator or Governmental Entity of competent jurisdiction, the Receiving Party shall, prior to such disclosure, promptly notify the Delivering Party of such requirement and all particulars related to such requirement. The Delivering Party shall have the right, at its own cost and expense, to object to such disclosure and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine.

                  (b) The restrictions set forth in Section 10.2(a) hereof shall not apply to the use or disclosure of Confidential Information to the extent, but only to the extent, (i) permitted or required pursuant to any other agreement between or among the Parties or their respective Affiliates or Representatives, (ii) necessary by a Party or its Affiliates in connection with exercising its or their rights or performing its or their duties or obligations under this Agreement, the Transition Services Agreement or the other agreements described in clause (i) of this sentence, (iii) contemplated by the last two sentences of Section 10.2(a) hereof or (iv) that the Receiving Party can demonstrate such Confidential Information (A) is or becomes generally available to the public through no fault or neglect of the Receiving Party, (B) is received in good faith on a non-confidential basis from a third party who discloses such Confidential Information without violating any obligations of secrecy or confidentiality, (C) is independently developed after the time of receipt as shown by dated written records or (D) was already possessed at the time of receipt as shown by prior dated written records.

                  (c) For the purposes of this Section 10.2, (i) information which is specific shall not be deemed to be within an exception set forth in
Section 10.2(b) hereof merely because it is embraced by general information which is within such an exception and (ii) a combination of information shall not be deemed to be within an exception set forth in
Section 10.2(b) hereof merely because individual aspects of such combination are within such an exception unless the combination of information itself, its principle of operation and its value or advantages are within such an exception.

                                   ARTICLE 11

                                  MISCELLANEOUS

         Section 11.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally (by courier or otherwise), sent by certified, registered or express mail, postage prepaid and return receipt requested or transmitted by facsimile (with a copy of such notice or other communication and a confirmation of transmission sent by certified, registered or express mail, postage prepaid and return receipt requested no later than the close of business on the next business day following such transmission), and shall be addressed as follows:

                  when Purchaser is to be notified:

                           SunAmerica Life Insurance Company
                           1 SunAmerica Center, Century City
                           Los Angeles, California 90067-6022
                           Attention: General Counsel
                           Facsimile No.: (310) 772-6574

                  with a copy to:

                           SunAmerica Life Insurance Company
                           1 SunAmerica Center, Century City
                           Los Angeles, California 90067-6022
                           Attention: Controller
                           Facsimile No.: (310) 772-6684

                  and

                           O'Melveny & Myers
                           1999 Avenue of the Stars
                           Suite 700
                           Los Angeles, California 90067
                           Attention: Robert D. Haymer, Esq.
                           Facsimile No.: (310) 246-6779

                  when Seller is to be notified:

                           John Alden Life Insurance Company
                           7300 Corporate Center Drive
                           Miami, Florida  33126-1223
                           Attention: General Counsel
                           Facsimile No.: (305) 715-1342

                  with copies to:

                           John Alden Financial Corporation
                           7300 Corporate Center Drive
                           Miami, Florida  33126-1223
                           Attention: General Counsel
                           Facsimile No.: (305) 715-1497

                           Kelley Drye & Warren LLP
                           Two Stamford Plaza
                           281 Tresser Boulevard
                           Stamford, Connecticut  06901
                           Attention:  Jay R. Schifferli, Esq.
                           Facsimile No.:  (203) 327-2669

A Party may, by notice given in accordance with this Section 11.1 to the other Party, designate another address or Person to which notices required or permitted to be given pursuant to this Agreement shall thereafter be transmitted. Each notice transmitted in the manner described in this Section
11.1 shall be deemed to have been given, received and become effective for all purposes at the time it shall have been (i) delivered to the addressee as indicated by the return receipt (if transmitted by mail), transmitted to the addressee (if transmitted by facsimile and subject to delivery of the mailed copy thereof) or the affidavit of the messenger (if transmitted by personal delivery) or (ii) presented for delivery to the addressee as so indicated during normal business hours, if such delivery shall have been refused for any reason.

         Section 11.2. Entire Agreement. This Agreement (including the Transition Services Agreement, the Asset Purchase Agreement, the other agreements contemplated hereby and thereby, the Annex, the Exhibits and the Schedules attached hereto (the "Transaction Agreements")) contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and cancels and supersedes all of the previous or contemporaneous agreements, representations, warranties and understandings, whether written or oral, by or between the Parties with respect to the subject matter hereof. Except for the representations and warranties expressly set forth in the Transaction Agreements, Purchaser disclaims reliance upon (i) any representations, warranties or guarantees (whether express or implied and whether oral or written) by Seller, JANY or any of their Affiliates or any of their or their respective Affiliates' Representatives (including, without limitation, any projections of future sales, revenues, expenses or earnings and any statements regarding the prospects of the Insurance Business as presently conducted by JANY) or (ii) any other information with respect to the Insurance Business, Seller, JANY, their respective assets and properties or their industry provided by or on behalf of them. Nothing contained in any document or instrument of conveyance, transfer, assignment or delivery executed or delivered at the Closing pursuant to this Agreement shall amend, extend, modify, renew or alter in any manner any representation, warranty, covenant, agreement or indemnity contained herein. Nothing contained in the Transaction Agreements or in any of the Schedules attached hereto or thereto or in any other agreement contemplated hereby or thereby shall constitute or be interpreted or construed as an admission by any Party or any of its Affiliates of liability to third parties, whether under any

Law or otherwise, or as an admission that any Party or any of its Affiliates are in violation of or have ever violated any such Law.

         Section 11.3. Amendments. No addition to, and no cancellation, renewal, extension, modification or amendment of, or approval under this Agreement shall be binding upon a Party unless such addition, cancellation, renewal, extension, modification, amendment or approval is set forth in a written instrument which states that it adds to, amends, cancels, renews or extends this Agreement or grants an approval hereunder and which is executed and delivered on behalf of each Party by an officer of, or attorney-in-fact for, such Party.

         Section 11.4. Waivers. No waiver of any provision of this Agreement shall be binding upon a Party unless such waiver is expressly set forth in a written instrument which is executed and delivered on behalf of such Party by an officer of, or attorney-in-fact for such Party. Such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time or at any time) nor the delay or failure (at any time or for any period of time) to exercise any right, power or remedy shall operate as a waiver of, the right to exercise, or impair, limit or restrict the exercise of part of any Party of any such right, power or remedy any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a Party shall be deemed to be a waiver of any other right, power or remedy of such Party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

         Section 11.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Each Party consents and submits to the non-exclusive personal jurisdiction of any federal court in the State of Delaware in respect of any proceeding for the sole purpose of injunctive relief or to enforce an arbitration award under Section
11.10 hereof. Each Party consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable Laws. Each Party waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in federal court in the State of Delaware and any claim that it may now or hereafter have that any such proceeding in any such court has been brought in an inconvenient forum.

         Section 11.6. Binding Effect; Assignment; Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Seller nor Purchaser shall assign any of its rights or delegate any of its duties hereunder (in whole or in part and by operation of law or otherwise) without the prior written consent of the other Party hereto except that Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates provided Purchaser shall remain liable for all of its obligations hereunder notwithstanding such assignment. Any assignment of rights or delegation of duties under this Agreement by a Party without the prior written consent of the other Party, if such consent is required hereby, shall be void. No Person (including, without limitation, any employee of a Party) shall be, or be deemed to be, a third party beneficiary of this Agreement.

         Section 11.7. Severability. If any provision of this Agreement shall hereafter be held to be invalid, unenforceable or illegal, in whole or in part, in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the Parties as expressed in, and the benefits to the Parties provided by, this Agreement or
(ii)
if such provision cannot be so reformed, such provision shall be severed from this Agreement and an equitable adjustment shall be made to this Agreement (including, without limitation, addition of necessary further provisions to this Agreement) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement.

         Section 11.8. Headings. The headings in this Agreement have been inserted for convenience of reference only, and shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

         Section 11.9. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which when so executed and delivered shall constitute an original instrument, but all such counterparts shall together constitute one and the same instrument. This Agreement shall become effective and be deemed to have been executed and delivered by all of the Parties at such time as counterparts shall have been executed and delivered by both of the Parties, regardless of whether each of the Parties has executed the same counterpart. It shall not be necessary when making proof of this Agreement to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of both of the Parties.

         Section 11.10. Arbitration. The Parties acknowledge and agree that the transactions contemplated herein substantially affect and impact interstate commerce. Therefore, all disputes or differences between Seller and Purchaser arising under or which are related to this Agreement (other than proceedings for the sole purpose of injunctive relief) upon which an amicable understanding cannot be reached within 30 days shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as hereinafter provided, and judgment upon the award entered by the Arbitrators (as defined below) may be entered in any court having jurisdiction thereof. The Arbitrators provided for herein shall construe this Agreement in light of the prevailing custom and practices for acquisition transactions of a similar nature. The "Arbitrators" shall consist of one neutral arbitrator (or as provided below, three neutral arbitrators). The Parties agree that the arbitration, if implemented under this Agreement, shall be held at a site selected by the Arbitrators. The Parties agree to arbitrate within 90 days following the transmittal of written demand of either Party to arbitrate any dispute arbitrable under this Agreement. The Parties will in good faith, within 15 days following notice of written demand to arbitrate attempt to agree on a single Arbitrator. If the Parties cannot within 15 days thereafter agree on a single arbitrator, each of the Parties shall appoint an Arbitrator, notifying the other Party of the name and address of such Arbitrator. The Arbitrators appointed by each Party shall agree upon and appoint a third neutral Arbitrator. If either Party shall fail to appoint an Arbitrator as herein provided, or should the two Arbitrators so named fail to select the third Arbitrator within 30 days after their appointment, then, in either event, the President of the American Arbitration Association or its successor shall appoint such second and/or third Arbitrator. A decision of a majority of the Arbitrators shall be final and binding and there shall be no appeal therefrom. The Arbitrators shall within 45 days after the final hearing enter an award and the award shall be supported by a written opinion. The fees of the Arbitrators and the direct costs of the arbitration shall be shared equally by the Parties; all other costs of the respective Parties, including without limitation fees and expenses of the respective Party's attorneys, witnesses, and discovery shall be paid by the respective Party, except to the extent that the Arbitrators otherwise direct based on the equities of the situation. The arbitration shall be held in New York, New York, unless otherwise agreed between the Parties.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                       SUNAMERICA LIFE INSURANCE COMPANY

                                       By: /s/ Jay S. Wintraub
                                          -------------------------------------
                                           Name: Jay S. Wintraub
                                           Title: Executive Vice President

                                       JOHN ALDEN LIFE INSURANCE COMPANY

                                       By: /s/ Glendon E. Johnson
                                          -------------------------------------
                                          Name: Glendon E. Johnson
                                          Title: Chief Executive Officer

                                     ANNEX A

         The following terms are defined in the following Sections.

DEFINED TERM                                                                         SECTION
------------                                                                         -------
Agreement                                                                       Introduction
Ancillary Agreements                                                                    3.10
Antitrust Division                                                                       4.4
Applicable Purchaser Survival Period                                                     9.1
Arbitrators                                                                            11.10
Asset Purchase Agreement                                                        Introduction
Books and Records                                                                        1.5
Closing                                                                                  1.1
Closing Date                                                                             1.1
Code                                                                                     2.9
Confidential Information                                                                10.2
Deemed Asset Sale                                                                        7.4
Delivering Party                                                                        10.2
ERISA                                                                                   2.20
ERISA Plans                                                                             2.20
401K Plan                                                                                7.5
Form 8023-A Package                                                                      7.4
FTC                                                                                      4.4
Houston                                                                                  7.4
HSR Act                                                                                  2.5
Indemnitee                                                                               9.4
Indemnitor                                                                               9.4
Insurance Business                                                              Introduction
Interim John Alden Financial Statements                                                 2.34
Interim Purchaser Financial Statements                                                   3.7
JANY's Adjusted Tax Return Liability                                                     7.4
JANY Employee                                                                            7.5
JANY Reserve Liabilities                                                                2.23
JANY Stock                                                                      Introduction
JANY                                                                            Introduction
John Alden                                                                              2.34
John Alden Financial Statements                                                         2.34
knowledge                                                                                2.3
Liabilities                                                                              9.2
Liens                                                                                    2.4
Notice of Claim                                                                          9.4
Parties                                                                         Introduction
Party                                                                           Introduction
Pension Benefit Guaranty Corporation                                                    2.20

Pension Plan                                                                             7.5
Permits                                                                                  2.5
Pre-Closing Straddle Period                                                              7.4
Post-Closing Straddle Period                                                             7.4
Purchase Price                                                                           1.2
Purchaser                                                                       Introduction
Purchaser Financial Statements                                                           3.7
Purchaser Group                                                                          9.3
Purchaser's Opinion                                                                      1.3
Real Property                                                                           2.18
Receiving Party                                                                         10.2
Resolution Accountant                                                                    7.4
Seller                                                                          Introduction
Seller Group                                                                             9.2
Seller's Opinion                                                                         1.3
Tax Allocation Agreement                                                                 7.4
Tax Allocation Payments                                                                  7.4
Tax Claim                                                                                7.4
Termination Date                                                                         8.1
Third Party Administration Agreements                                                   2.31
Transition Services Agreement                                                            1.4
Transaction Agreements                                                                   1.2

         "Action" means any action, claim, complaint, cause of action, arbitration, petition, investigation, suit or administrative or other proceeding, whether civil or criminal, at law or in equity, before any court, arbitrator or Governmental Entity.

         "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, "control" (and its derivative terms "controlled," "controls," etc.) shall mean the power and right to direct the management and policies of another Person, whether by ownership of voting securities, the ability to elect a majority of the board of directors or other managing board or committee, management contract, or otherwise.

         "Book Value" means book value computed in accordance with SAP, without marking to market and without including Accrued and Unpaid Investment Income.

         "Business Day" means any day on which banks and other financial institutions are not required to be closed pursuant to applicable Laws in any of New York, New York, Los Angeles, California and Miami, Florida.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act.

         "Closing Ledger Date" means the 21st day of the month in which the Closing occurs or, if such day is not a Business Day, the next preceding Business Day.

         "Combined Reserve Liabilities" means the Reserve Liabilities for JALIC Annuity Contracts plus all reserves with respect to JANY's insurance contracts, in the aggregate.

         "Commercially reasonable efforts" when used with respect to any Party, means the reasonable efforts of such Party without the requirement that such Party incur any extraordinary out-of-pocket expenses, incur any other unanticipated burden or commence or pursue any action, suit or proceeding.

         "Environmental Laws" means any Law pertaining to health, industrial hygiene or the environmental condition on or under any property including, without limitation, CERCLA and the Toxic Substance Control Act, and the rules and regulations thereunder.

         "Excluded Liabilities" means (i) all liability for premium taxes arising on account of premiums paid on or prior to the Closing Ledger Date with respect to the Insurance Contracts, (ii) all liability for commission payments and other fees or compensation payable with respect to the Insurance Contracts to or for the benefit of brokers and agents and other distribution sources, to the extent that such amounts are based on premiums paid on or prior to the Closing Ledger Date, (iii) trailer commissions (which are based upon account values) accruable on or prior to the Closing Ledger Date, and (iv) all guaranty fund assessments (or any other assessment from a state entity formed to protect policyholders against failure of an insurer to perform its contractual obligations) imposed as a result of a conservatorship or other insolvency proceeding commenced on or prior to the Closing Date with respect to the Insurance Contracts.

         "Execution Date" means the date of this Agreement.

         "Extra Contractual Obligations" means all liabilities (i) for compensatory, consequential, exemplary, punitive or similar damages which directly relate to any alleged or actual act, error, omission, fraud or misrepresentation by Seller or any of its Affiliates or any of its or its Affiliates' officers or employees, whether intentional or otherwise, prior to the Closing Date, or (ii) from any actual or alleged reckless conduct or bad faith by Seller, or any of its Affiliates or any of its or its Affiliates' officers or employees, in connection with Seller's handling of any claim under any of the Insurance Contracts or in connection with the issuance, offer, sale, delivery, cancellation or administration by Seller or any of its Affiliates or any of its or its Affiliates' officers or employees of any of the Insurance Contracts.

         "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the specified period and in the immediately prior comparable period.

         "Governmental Entity" means any agency, administrative division or department (or administrative subdivision), commission, regulatory authority (including without limitation any insurance regulatory authority), taxing or administrative authority, court or other judicial body, legislature of the government of the United States or any state, city, municipality, county, town, district or other political subdivision thereof on any state, city, municipality, county, town, district or other political subdivision thereof or any quasi-governmental entity, including, without limitation, the employees or agents thereof.

         "Hazardous Substance" means (i) any and all substances defined as "hazardous substances," "extremely hazardous substances," "toxic substances," "hazardous waste," "hazardous materials" or "infectious waste" for purposes of CERCLA or any other Environmental Law and (ii) any petroleum or petroleum-based products.

         "In Force Insurance Contracts" means the Insurance Contracts in effect on the date hereof, and as of the Closing Date, as the case may be.

         "Insurance Contracts" means all annuity and other policies and supplementary contracts, as well as any riders providing for other supplemental benefits, and all supplements, endorsements, riders and ancillary agreements in connection therewith, and specifically includes without limitation (i) all lapsed Insurance Contracts subject to reinstatement and (ii) any supplemental benefits arising out of the Insurance Contracts.

         "Laws" means any and all federal, state or local statutes, laws, ordinances, rules and regulations.

         "Loan Documents" means the Mortgage Note, the Mortgage and any and all other agreements, certificates, documents or instruments in Seller's possession or under its control relating to the origination, closing and modification of a Mortgage Loan, including without limitation any related assignment of rents, security agreement, UCC financing statement, guaranty, letter of credit, pledge agreement, loan agreement or other instrument creating a security interest in, and Lien upon, real and/or personal property.

         "Material Adverse Effect" means any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on (i) the assets, business, financial position or results of operations of JANY or (ii) the ability of Seller or JANY to consummate the transactions contemplated by this Agreement and the Transition Services Agreement; provided that "Material Adverse Effect" shall be deemed to exclude the impact of (i) changes in Laws or interpretations thereof by any Governmental Entity relating to or affecting the Insurance Business and (ii) changes in GAAP or SAP.

         "Material Adverse Effect on Purchaser" means any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on (i) the business, financial position or results of operations of Purchaser (and after giving effect to the Closing, together with JANY) or (ii) the ability of Purchaser to consummate the transactions contemplated by this Agreement and the Transition Services Agreement; provided that "Material Adverse Effect on Purchaser" shall be deemed to exclude the impact of (i) changes in Laws or interpretations thereof by any Governmental entity relating to or affecting the business of Purchaser and (ii) changes in GAAP or SAP.

         "Mortgage" means the mortgage, deed of trust or other instrument (and all modifications thereto) creating a Lien on real property described therein or on the tenant's interest under a ground lease of real property described therein, in either case securing a Mortgage Note.

         "Mortgage Loan" means any individual mortgage loan that is identified on the Mortgage Loan Schedule.

         "Mortgage Loan Schedule" means the list of Mortgage Loans subject to this Agreement and identified on Schedule 2.32(a) attached hereto, which schedule sets forth the following information with respect to each Mortgage Loan as of the date specified therein.

                  (i) the Mortgage Loan numbers;

                  (ii) the name of the mortgagor and the name or address of the Mortgaged Property;

                  (iii) the Mortgage Loan Principal Balance;

                  (iv) lien priority of the Mortgage;

                  (v) the maturity date; and

                  (vi) the current interest rate.

                  (vii) the Mortgage Loan Status (current, litigation, bankruptcy, tax plans, etc.).

         "Mortgage Note" means the note or other evidence of the indebtedness under a Mortgage Loan.

         "Mortgaged Property" means the land and improvements that secure a Mortgage, which in the case of a leasehold mortgage shall mean the tenant's interest in the real property underlying the ground lease or, where the context so requires, the real property underlying the ground lease.

         "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

         "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company,proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

         "Policyholders" means, as applicable, the beneficiaries under, or policyholders with- respect to, or owners of, the Insurance Contracts, or any other Person entitled to payment with respect to the Insurance Contracts.

         "Related Agreements" means the agreements providing for the payment of commissions relating to the Insurance Contracts as listed in Schedule 2.30.

         "Representatives" means, with respect to any Person, such person's Affiliates, subsidiaries, shareholders, directors, partners, joint ventures, officers, employees, agents, representatives, producers, independent contractors, consultants, lenders, brokers, finders, investment bankers, financial advisors, attorneys and accountants. Seller's Representatives include without limitation CS First Boston. Purchaser's Representatives include without limitation Goldman Sachs & Company.

         "Qualified Investments" means (A) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States; (B) demand deposits with (1) any commercial bank that is a member of the Federal Reserve System, the parent of which issues commercial paper rated at least "P-1" (or the then equivalent grade) by Moody's and "A-1" (or the then equivalent grade) by S&P, is organized under the Laws of the United States or any State thereof and is rated "TBW-1" or the equivalent or better by Thomson BankWatch or any other nationally recognized agency or, (2) a United States branch or agency of any commercial bank organized under the Laws of any Organization for Economic Cooperation and Development member country (as of the Execution Date of this Agreement) which is rated "TBW-1" or the equivalent or better by Thomson BankWatch or other internationally recognized agency; (C) commercial paper issued by any corporation rated at least P-1 or the then equivalent grade by Moody's and A-1 or the then equivalent grade by S&P;
(D) money market mutual funds (i) whose portfolio is comprised solely of (1) marketable direct obligations of the United States government or its agencies, and/or (2) bank or corporate obligations which individually meet the rating criteria stipulated in (B) or (C) above, (ii) whose total net assets exceed $1 billion and (iii) where the Seller's investment in such fund is limited to an amount not exceeding 10% of such fund's assets; or (E) such other assets as the Party receiving such Qualified Investments may expressly approve in writing.

         "SAP" means the statutory accounting principals and practices, as in effect from time to time, required or permitted for life insurance companies by applicable Laws of the National Association of Insurance Commissioners and the insurance regulatory authority in the state in which the company in question is domiciled, as the case may be, consistently applied throughout the specified period and in the immediately prior comparable period

         "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments, including, without limitation, income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, and franchise taxes imposed by any Governmental Entity; and such term shall include any interest (through the date of payment), penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof.

         "Tax Returns" shall mean returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return required to be supplied to a taxing authority in respect of or relating to Taxes.

         "Vanishing Premium Liabilities" means any Liabilities arising out of or connected with a claim that an Insurance Contract which utilizes dividends, credited interest or other earnings to reduce the premium was sold based on a premium and earnings illustration or representation that was allegedly or actually fraudulent or misleading.

                                                                       Exhibit D

                               LOAN DOCUMENTATION

         With respect to each Mortgage Loan, Seller has in its possession each of the following items:

         1. A summary of the terms of the Loan as presented to and approved by Seller's loan committee.

         2. An original promissory note (or a certified copy thereof) executed by the borrower or its agent endorsed in favor of Seller showing the Participant's respective interests therein.

         3. An original recorded deed of trust or mortgage executed by the borrower or its agent with applicable exhibits and riders.

         4. An original policy of lender's title insurance and applicable endorsements.

         5. Evidence of the current Hazard Insurance Policy.

         6. Evidence of current Flood Insurance, if applicable.

         7. An original commitment letter to borrower, if available.

         8. A certificate of occupancy, if available.

         9. Credit report(s) with respect to the borrower prepared by Seller or at Seller's request, if available.

         10. Financial statements of the borrower current as of the date of the Mortgage Loan application, executed by the borrower disclosing the ability to repay the Mortgage Loan if applicable, and any updates thereof.

         11. Franchise agreements, if applicable.

         12. Partnership agreements, if applicable.

         13. Current rent rolls if available in Seller's files.

         14. An appraisal prepared for Seller executed prior to the approval of the Mortgage Loan application by persons duly appointed and qualified as appraisers by Seller's board of directors which appraisal discloses the market value of the Mortgaged Property, containing sufficient information regarding the Mortgaged Property to substantiate the appraisal.

         15. Any and all documentation evidencing release of any part of the pledged collateral, showing portion released, the consideration paid and the approval obtained.